Table of Contents

As filed with the Securities and Exchange Commission on November 24, 2021

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated November ___, 2021

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Golden Developing Solutions, Inc.

1,000,000,000 Shares of Common Stock

By this Offering Circular, Golden Developing Solutions, Inc., a Nevada corporation, is offering for sale a maximum of 1,000,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $____[$0.005-$0.01] per share, pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $1,000 of the Offered Shares is required in this offering; any additional purchase must be in an amount of at least $250. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 4, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence on or around December 29, 2021; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Shares	Price to Public	Commissions (1)	Proceeds to Company (2)
Common Stock	1,000,000,000	$ [0.005-0.01]	$ -0-	$ [5,000,000-10,000,000]

(1)

We may offer the Offered Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.

(2)	Does not account for the payment of expenses of this offering estimated at $15,000. See “Plan of Distribution.”

Our common stock is quoted in the over-the-counter under the symbol “DVLP” in the OTC Pink marketplace of OTC Link. On November 23, 2021, the closing price of our common stock was $0.0033 per share.

Investing in the Offered Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding share of Series A Preferred Stock, which could preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The single outstanding share of the Series A Preferred Stock has the voting rights of 350,000,000 shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class. Our Chief Executive Officer, as the owner of the single outstanding share of the Series A Preferred Stock, may be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”).

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to ‘Qualified Purchasers’” (page 14). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is _________, 2021.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms “we”, “us” and “our” refer and relate to Golden Developing Solutions, Inc., a Nevada corporation, including its subsidiaries.

Our Company

Our company was originally incorporated on December 17, 1998, in the State of Nevada under the name American Associates Group. In 2007, our corporate name was changed to Clean Hydrogen Producers, Ltd., before being changed to Golden Developing Solutions, Inc., in April 2017.

Currently, we are developing an online retail business for industrial hemp-derived CBD (Cannabidiol), hemp oil and health/wellness-related products. Through our online retail business, we intent to offer a broad range of price-competitive products, including traditional vitamins, supplements and CBD-based tinctures, vapes and softgels, among other products.

We intend to sell our products and services through our planned Internet website, the merchandise on which will include hemp-related products, industrial hemp-derived, CBD-related products and additional products focusing on health and lifestyle.

Offering Summary

Securities Offered	The Offered Shares, 1,000,000,000 shares of common stock, are being offered by our company.

Offering Price Per Share	$____[$0.005-$0.01] per Offered Share.

Shares Outstanding Before Offering	617,892,972 shares of common stock issued and outstanding as of the date of this Offering Circular. (See “Security Ownership of Certain Beneficial Owners and Management”).

Shares Outstanding After Offering	1,617,892,972 shares of common stock issued and outstanding, assuming a maximum offering hereunder. (See “Security Ownership of Certain Beneficial Owners and Management”).

Minimum Number of Shares Offered	There is no minimum offering hereunder, which means we could accept one subscription for $1,000 of the Offered Shares and terminate this offering.

Disparate Voting Rights	Our single outstanding share of Series A Preferred Stock possesses superior voting rights, which could preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The single outstanding share of Series A Preferred Stock has the voting rights of 350,000,000 shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class. Our Chief Executive Officer, Stavros A. Triant, as the owner of the single outstanding share of the Series A Preferred Stock, may be able effectively to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”).

Investor Suitability Standards	The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors so long as their investment in the Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “DVLP” in the OTC Pink marketplace of OTC Link.

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Termination of this Offering	This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Use of Proceeds	We will apply the proceeds of this offering for inventory, marketing expenses, general and administrative expenses and working capital. (See “Use of Proceeds”).

Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Corporate Information	Our principal executive offices are located at 1280 SW 36th Avenue, Pompano Beach, Florida 33069; our telephone number is (623) 826-5206; our corporate website is located at www.goldendeveloping.com. No information found on our company’s website is part of this Offering Circular.

Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934. Our continuing reporting obligations under Regulation A are deemed to be satisfied, as long as we comply with our Section 13(a) reporting requirements. As a Tier 2 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering.

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RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements.

Risks Related to Our Business

The report of our independent auditors on our financial statements for the year ended December 31, 2020, indicates uncertainty concerning our ability to continue as a going concern and this may impair our ability to raise capital to fund our business. The report of our independent auditors indicates uncertainty concerning our ability to continue as a going concern and this may impair our ability to raise capital to fund our business. In its opinion on our financial statements for the year ended December 31, 2020, our independent auditors raised substantial doubt about our ability to continue as a going concern. We cannot assure you that this will not impair our ability to raise capital on attractive terms. Additionally, we cannot assure you that we will ever achieve significant revenues and therefore remain a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our company had an accumulated deficit of $12,312,452 (unaudited) at September 30, 2021, and had a net loss of $609,966 (unaudited) and net cash used in operating activities of $49,827 (unaudited) for the nine months ended September 30, 2021. Our ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of our contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for us to continue operations. These conditions and the ability to successfully resolve these factors over the next twelve months raise substantial doubt about our ability to continue as a going concern.

If we are unable to raise enough capital in this offering or obtain additional financing, we may not be able to fulfill our business plan. At September 30, 2021, we had $173 (unaudited) in cash on hand. Our entire business plan, including our ability to conduct manufacturing, marketing, generate sales and further develop products, are entirely dependent upon adequate financing. Should we fail to obtain adequate financing: (a) our financial condition will be negatively affected; (b) we will be unable to conduct the essential aspects of our business plan, including marketing; (c) investments in our common stock will be negatively impacted; (d) we will be forced to liquidate our business and file for bankruptcy protection.

There is doubt about our ability to develop as a viable business, and it is expected that we will need additional funding. Our current efforts are focused on developing sales of CBD and other related products. To date, we have not derived revenues from our planned CBD and related products. We must obtain capital, in order to exploit the business potential of our products. There can be no assurance that our business activities will prove to be successful.

It is possible that the novel Coronavirus pandemic could cause long-lasting stock market volatility and weakness, as well as long-lasting recessionary effects on the United States and/or global economies. Should the negative economic impact caused by the novel Coronavirus pandemic result in long-term economic weakness in the United States and/or globally, our ability to establish our business would be severely negatively impacted. It is possible that our company would not be able to sustain during any such long-term economic weakness.

If we fail to secure the required additional financing on acceptable terms and in a timely manner, our ability to implement our business plan will be compromised and we may be unable to sustain our operations. We have limited capital resources and operations. To date, our operations have been funded from the proceeds of equity sales and debt financings. We will require substantial additional capital in the near future to accomplish our business objectives. We may be unable to obtain additional financing on terms acceptable to us, or at all.

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Even if we obtain financing for our near-term operations, we expect that we will require additional capital thereafter. Our capital needs will depend on numerous factors including: (a) our profitability; (b) the release of competitive products and services by our competition; and (c) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by our existing shareholders will be reduced and our shareholders may experience significant dilution. In addition, new securities may contain rights, preferences, or privileges that are senior to those of our common stock. If we raise additional capital by incurring debt, this will result in increased interest expense. If we raise additional funds through the issuance of securities, market fluctuations in the price of our shares of common stock could limit our ability to obtain equity financing.

We cannot give any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. If we are unable to raise capital when needed, our business, financial condition, and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

We may be unable to obtain sufficient capital to pursue our growth strategy. We do not possess sufficient financial resources to implement our complete business plan. We are currently seeking available sources of capital. There is no assurance that we will obtain needed capital, nor is there any assurance that our business will be able to generate revenues that are sufficient to sustain our operations. We are not able to offer assurance that we will be able to obtain needed sources of financing to satisfy our working capital needs.

We do not have a successful operating history. We are without a history of successful business operations, which makes a purchase of Offered Shares speculative in nature. Because of this lack of operating history, it is difficult to forecast our future operating results. Additionally, our operations are subject to risks inherent in the establishment of a new business, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing awareness and acceptance of our products.

There are risks and uncertainties encountered by early-stage companies. As an early-stage company, we are unable to offer assurance that we will be able to overcome the lack of recognition for our CBD products’ brand names and our lack of capital.

We may not be successful in establishing our business model. We are unable to offer assurance that we will be successful in bringing our products to market and earning a profit from such efforts. Should we fail to implement successfully our business plan, you can expect to lose your entire investment in the Offered Shares.

We may never earn a profit. Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit from our operations.

If we are unable to manage future expansion effectively, our business may be adversely impacted. In the future, we may experience rapid growth in our business, which could place a significant strain on our operations, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

We currently depend on the efforts of our sole officer; the loss of this person could disrupt our operations and adversely affect the development of our business. Our success in establishing our business operations will depend, primarily, on the continued service of our Chief Executive Officer, Stavros A. Triant. We have not yet entered into an employment agreement with Mr. Triant and it is not expected that will do so in the foreseeable future. (See “Executive Compensation”). The loss of service of Mr. Triant, for any reason, could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have not purchased any key-man life insurance.

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If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our business plan is not based on independent market studies. We have not commissioned any independent market studies concerning the market for our planned CBD and related products. Rather, our plans for implementing our business strategy and achieving profitability are based on the experience, judgment and assumptions of our sole officer. If these assumptions prove to be incorrect, we may not be successful in establishing our business.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegate such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

We will rely on a limited number of third-party suppliers and contract manufacturers for the manufacture of our products, and a loss or degradation in performance of these suppliers and contract manufacturers could have a material adverse effect on our business, financial condition and results of operations. We will rely on third-party suppliers and contract manufacturers for the raw materials and packaging of our CBD and related products. Any of our suppliers or our third-party contract manufacturers may be unwilling or unable to supply the necessary materials or manufacture our products reliably and at the levels we anticipate or that are required by the market. Our manufacturers may decide in the future to discontinue or reduce the level of business they conduct with us. If we are required to change contract manufacturers due to any change in or termination of our relationships with these third parties, or if our manufacturers are unable to obtain the materials they need to produce our products at consistent prices or at all, we may lose sales, experience manufacturing or other delays, incur increased costs or otherwise experience impairment to our customer relationships. We cannot guarantee that we will be able to establish alternative relationships on similar terms, without delay or at all.

If we cannot attract customers, we will not generate revenues and our business will fail. As of the date of this Offering Circular, we have not generated any revenue. If our business fails, you will lose all or part of your investment.

Because we do not have an audit committee, shareholders will have to rely on our directors, who are not independent, to perform these functions. We do not have an audit or compensation committee comprised of independent directors. These functions are performed by our Board of Directors as a whole. The members of our Board of Directors are not independent directors. Thus, there is a potential conflict in that the board members are also engaged in management and participate in decisions concerning management compensation and audit issues that may affect management performance.

Our Articles of Incorporation and Bylaws and certain provisions of Nevada law make it more difficult for a third party to acquire us and make a takeover more difficult to complete, even if such a transaction were in the stockholders’ interest. Our Articles of Incorporation and Bylaws and certain provisions of Nevada State law could have the effect of making it more difficult or more expensive for a third party to acquire, or from discouraging a third party from attempting to acquire, control of the Company, even when these attempts may be in the best interests of our stockholders. For example, we are governed by Section 203 of the Nevada General Corporation Law. In general, Section 203 prohibits a public Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, fifteen percent (15%) or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

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Limitations of director liability and indemnification of directors, officers and employees. Our Articles of Incorporation limits the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

-	breach of their duty of loyalty to us or our stockholders;
-	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
-	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided n Section 174 of the Nevada General Corporation Law; or
-	transactions for which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our corporate bylaws (“Bylaws”) provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these Bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The limitation of liability in our Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

If we fail to maintain a positive reputation with consumers concerning our products, we may not be able to develop loyalty to our products, and our operating results may be adversely affected. We believe a positive reputation with customers to be highly important in developing loyalty to our products. To the extent our products are perceived as low quality or otherwise not compelling to potential customers, our ability to establish and maintain a positive reputation and product loyalty may be adversely impacted.

We will be subject to payment processing risk. Purchases of our products will be made online by customers using credit/debit cards. We intend to rely on third parties to process payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, our revenue, operating expenses and results of operation could be adversely impacted.

Laws and regulations affecting the regulated industrial hemp industry are in a constant state of flux, which could negatively affect our business, and we cannot predict the impact that future regulations may have on us. Local, state and federal industrial hemp laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our business operations. In addition, it is likely that regulations may be enacted in the future that will be directly applicable to our planned CBD business. We are unable to predict the nature of any future laws, regulations, interpretations or applications, nor are we able to determine the effect any such additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our planned CBD business.

FDA regulation of industrial hemp and industrial-hemp-derived CBD could negatively affect the industrial hemp industry, which could adversely affect our financial condition. While the 2018 Farm Bill recently legalized industrial hemp, the U.S. Food and Drug Administration (FDA) intends to regulate it under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA is in the process of issuing rules and regulations, including CGMPs (certified good manufacturing practices) related to the licensing of growth, cultivation, harvesting and processing of industrial hemp. Companies may need to perform clinical trials to verify efficacy and safety, which could prove costly and delay production and profits. It appears likely the FDA will require that facilities where hemp is grown be registered and comply with certain federally prescribed regulations which have not yet been released. In the event that some or all of these regulations are imposed, we are unable to predict what the impact would be on the industrial hemp industry, what costs, requirements and possible prohibitions may be enforced. If we are unable to comply with the regulations and or registration as may be prescribed by the FDA, we may be unable to continue to operate our business in its current form or at all, to the extreme detriment to our financial operating results and condition.

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Because we intend to sell CBD products, it is possible that, in the future, we may have difficulty accessing the service of banks. While industrial hemp cultivation was legalized by the 2018 Farm Bill, the FDA is choosing to regulate certain hemp products, including CBD. It is possible that the circumstances surrounding the FDA’s handling of CBD-related issues could cause us to have difficulty securing services from banks, in the future.

If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by competitors, the value of our brands may be diminished, and our business adversely affected. We rely, and expect to continue to rely, on a combination of confidentiality and license agreements with employees, consultants and third parties with whom we have relationships, as well as trademark protection laws, to protect our proprietary rights. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of our brands may be diminished and the perception of our products may become confused in the marketplace. In such circumstance, our business could be adversely affected.

We could be subject to product liability claims. The sale of our CBD products will involve the risk of injury to customers and others. There can be no assurance that the use or consumption of any of one of our products will not cause a health-related illness or that it will not be subject to claims or lawsuits relating to such matters. We intend to purchase product liability insurance during the first quarter of 2022. Any claims or liabilities might not be covered by our insurance, once obtained. Thus, there is no assurance that we would not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage, resulting in cash outlays that could, if significant enough in nature, materially and adversely affect our results of operations and financial condition.

Risks Related to a Purchase of the Offered Shares

We may seek capital that may result in shareholder dilution or that may have rights senior to those of our common stock, including the Offered Shares. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our common stock is a “Penny Stock,” which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

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It is possible that our common stock will continue to be thinly traded and its market price highly volatile. Our common stock is quoted in the over-the-counter market under the symbol “GVDL” in the OTC Pink marketplace of OTC Link. For over the past several years, our common stock has traded sporadically and has been extremely limited in nature. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low-priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon.

The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

-	quarterly variations in our operating results;
-	operating results that vary from the expectations of investors;
-	changes in expectations as to our future financial performance, including financial estimates by investors;
-	reaction to our periodic filings, or presentations by executives at investor and industry conferences;
-	changes in our capital structure;
-	announcements of innovations or new products by us or our competitors;
-	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
-	lack of success in the expansion of our business operations;
-	third-party announcements of claims or proceedings against us or adverse developments in pending proceedings;
-	additions or departures of key personnel;
-	asset impairment;
-	temporary or permanent inability to offer products or services; and
-	rumors or public speculation about any of the above factors.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could reduce the market price of our common stock. Our current shareholders, including our management, hold shares of our restricted common stock, but will be able to sell their shares in the market. In general, our officers and directors and 10% shareholders, as affiliates, under Rule 144 may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of our common stock under Rule 144 or otherwise could reduce prevailing market prices for our common stock.

As of the date of this Offering Circular, there is a total of 1,773,328,443 shares of our common stock reserved for issuance upon conversion of the currently convertible portions of convertible debt instruments and pursuant to agreements. All such shares constitute an overhang on the market for our common stock and, if and when issued, will be issued without transfer restrictions, pursuant to certain exemptions from registration, and could reduce prevailing market prices for our common stock. Also, in the future, we may also issue securities in connection with our obtaining needed capital or an acquisition transaction. The amount of shares of our common stock issued in connection with any such transaction could constitute a material portion of our then-outstanding shares of common stock.

The outstanding share of our Series A Preferred Stock could preclude current and future owners of our common stock from influencing any corporate decision. Our sole officer, Stavros A. Triant owns the single outstanding share of our Series A Preferred Stock. The single outstanding share of Series A Preferred Stock has the voting rights of 350,000,000 shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class. Mr. Triant, as the owner of the single outstanding share of the Series A Preferred Stock, may be able effectively to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. This control of the single outstanding share of Series A Preferred Stock may also delay or prevent a future change of control of our company at a premium price, if Mr. Triant opposes it.

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Future issuances of debt securities and equity securities could negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing shareholders. In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends. Upon liquidation, it is possible that holders of our debt securities and other loans and preferred stock would receive a distribution of our available assets before common shareholders. We are not required to offer any such additional debt or equity securities to existing shareholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, would dilute the holdings of our existing common shareholders and such issuances, or the perception of such issuances, could reduce the market price of shares of our common stock.

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward-looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection, in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

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DILUTION

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the pro forma as adjusted net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net pro forma as adjusted tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of September 30, 2021, was $(1,703,124) (unaudited), or $(0.0029) per share.

Without taking into effect any issuances of shares of our common stock subsequent to September 30, 2021, the tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

Assuming the Sale of 100% of the Offered Shares

Offering price per share

Net tangible book value per share as of September 30, 2021 (unaudited)

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of September 30, 2021

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$[$0.005-$0.01] $(0.0029) [$0.0054-$0.0086] [$0.0024-$0.0056] [$0.0026-$0.0044]

Assuming the Sale of 75% of the Offered Shares

Offering price per share

Net tangible book value per share as of September 30, 2021 (unaudited)

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of September 30, 2021

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$[$0.005-$0.01] $(0.0029) [$0.0039-$0.0068] [$0.0019-$0.0048] [$0.0031-$0.0052]

Assuming the Sale of 50% of the Offered Shares

Offering price per share

Net tangible book value per share as of September 30, 2021 (unaudited)

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of September 30, 2021

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$[$0.005-$0.01] $(0.0029) [$0.0032-$0.0055] [$0.0012-$0.0035] [$0.0038-$0.0065]

Assuming the Sale of 25% of the Offered Shares

Offering price per share

Net tangible book value per share as of September 30, 2021 (unaudited)

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of September 30, 2021

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$[$0.005-$0.01] $(0.0029) [$0.0020-$0.0038] [$0.0000-$0.0018] [$0.0050-$0.0082]

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USE OF PROCEEDS

The table below sets forth the estimated net proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%		50%		75%		100%
Offered Shares sold		250,000,000		500,000,000		750,000,000		1,000,000,000
Gross proceeds	$	[1,250,000-2,500,000]	$	[2,500,000-5,000,000]	$	[3,750,000-7,500000]	$	[5,000,000-10,000,000]
Offering expenses		$15,000		$15,000		$15,000		$15,000
Net proceeds	$	[1,235,00-2,485,000]	$	[2,485,000-4,985,000]	$	[3,735,000-7,485,000]	$	[4,985,000-9,985,000]

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates.

Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%		50%		75%			100%
Inventory	$	[135,000-285,000]	$	[285,000-585,000]	$	[435,000-855,000]	$	[540,000-1,140,000]
Sales and Marketing Expenses		[500,000-1,000,000]		[1,000,000-2,000,000]		[1,500,000-3,000,000]		[2,000,000-4,000,000]
General and Administrative Expenses		[400,000-800,000]		[800,000-1,600,000]		[1,200,000-2,400,000]		[1,600,000-3,200,000]
Working Capital		[200,000-400,000]		[400,000-800,000]		[600,000-1,230,000]		[845,000-1,645,000]
TOTAL	$	[1,235,00-2,485,000]	$	[2,485,000-4,985,000]	$	[3,735,000-7,485,000]	$	[4,985,000-9,985,000]

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industries in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

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PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 1,000,000,000 Offered Shares on a best-efforts basis, at a fixed price of $____[$0.005-$0.01] per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. Pending acceptance of an investor’s subscription agreement, funds will be placed in an escrow account. (See “Escrow Agent” below). No funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Stavros A. Triant. Mr. Triant will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Triant is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Triant:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
•	is not an associated person of a broker or dealer; and
•	meets the conditions of the following:
• primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
• was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
• did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our website at www.goldendeveloping.com, as well as on the SEC’s website, www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor's funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Qualification and Investor Suitability Standards” below).

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An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $1,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $250.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”. “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors, so long as their investment in Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of: (a) 4,000,000,000 shares of common stock, $.0001 par value per share; and (b) 35,000,000 shares Preferred Stock, $.0001 par value per share, one (1) share of which has been designated Series A Preferred Stock.

As of the date of this Offering Circular, there were 617,892,972 shares of our common stock issued and outstanding, held by 524 holders of record; a total of 1,773,328,443 shares of common stock reserved for issuance upon conversion of the currently convertible portions of convertible debt instruments; and one (1) share of Series A Preferred Stock issued and outstanding, held by our Chief Executive Officer, Stavros A. Triant.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. As of the date of this Offering Circular, our officers and directors own, directly or indirectly, a total of 320,000,000, shares, or approximately 51.79%, of our outstanding common stock, which ownership percentage would be reduced to approximately 19.78%, assuming all of the Offered Shares are sold in this offering.

However, our Chief Executive Officer, Stavros A. Triant, owns the single issued and outstanding share of Series A Preferred Stock and, thereby, effectively controls all corporate matters relating to our company. (See “Preferred Stock” below, as well as “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our common stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not disclosed herein.

Series A Preferred Stock

We are authorized to issue one (1) share of Series A Preferred Stock. The single outstanding share of Series A Preferred Stock has the voting rights of 350,000,000 shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class.

Our Chief Executive Officer, Stavros A. Triant, as the owner of the single outstanding share of the Series A Preferred Stock, effectively controls the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

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Convertible Promissory Notes

As of June 30, 2021, we had outstanding a total of three separate convertible promissory notes. The table below sets forth information with respect to such convertible promissory notes.

Name of Note Holder	Date	Maturity Date	Interest	Balance 12/31/20	Additions	Conversions/ Repayments	Balance 6/30/21
JSJ Investments, Inc.	9/18/2019	9/18/2019	10%	$125,000	$0	$0	$125,000
Geneva Roth Remark Holdings, Inc.	1/14/2020	1/14/2021	10%	40,000	0	0	40,000
Leonite Capital, LLC	3/17/2021	3/17/2022	14%	0	50,000	0	50,000
Total				$165,000	$50,000	$0	$215,000

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Transfer Agent

We have retained the services of Securities Transfer Corporation, 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093, as the transfer agent for our common stock. Securities Transfer’s website is located at: www.stctransfer.com. No information found on Securities Transfer’s website is part of this Offering Circular.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which our company is a party or in which any director, officer or affiliate of our company, any owner of record or beneficially of more than 5% of any class of voting securities of our company, or shareholder is a party adverse to us or has a material interest adverse to us.

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BUSINESS

History

Our company was originally incorporated on December 17, 1998, in the State of Nevada under the name “American Associates Group.” On April 26, 2007, our corporate name was changed to “Clean Hydrogen Producers Ltd.” On April 20, 2017, our corporate name changed to “Golden Developing Solutions, Inc.”

On September 28, 2016, Barton Hollow, LLC ("Barton Hollow"), a Nevada limited liability company, and shareholder of our company, filed an Application for Appointment of Custodian in the District Court for Clark County, Nevada. Subsequently, Barton Hollow was appointed custodian of our company by Order of the District Court on November 16, 2016 (the "Order"). In accordance with the Order, Barton Hollow thereafter moved to: (a) reinstate our company with the State of Nevada; (b) provide for the election of interim officers and directors; and (c) call and hold a shareholder meeting. In addition, Barton Hollow elected Adam S. Tracy as our lone officer and director. On November 16, 2016, the Custodian, on our behalf, entered into a securities purchase agreement (the “Filakos Agreement”)with Filakos Capital Investments, LLC (“Filakos”) for the purchase of 70,000,000 shares of our common stock. Filakos is beneficially owned and controlled by Stavros A. Triant, a Director of our company and our sold officer.

In connection with the Filakos Agreement, the Custodian and then-director of our company caused Mr. Triant to be named our sole officer and director, at which time Mr. Tracy resigned. On May 30, 2017, the District Court discharged the custodianship and control or our operations was returned to our Board of Directors.

Since reacquiring control of our operations, our Board of Directors has determined to restructure our company as a holding company, with our subsidiaries to provide services and/or sell products within the cannabis, including industrial hemp, industry. It is possible that we may make one or more strategic acquisitions of businesses and/or assets that would serve to further our business plan. However, as of the date of this Offering Circular, we have entered into any understanding or agreement, formal or informal, in this regard.

Current Status

We are a start-up company in the industrial hemp / CBD industry developing an online retail business for CBD, hemp oil and health/wellness-related products.

CBD is the abbreviation for cannabidiol. Recently, research has shown CBD to have analgesic, anti-inflammatory and anti-anxiety properties without the psychoactive effects (the "high" or "stoned" feeling) that THC provides. (See “Perceived Benefits of CBD” below).

Competitive Strengths and Weaknesses

With respect to our planned CBD products, we believe our company will possess the following competitive strengths and weaknesses:

Competitive Strengths:

•	our products will produced using only high-quality ingredients
•	we enjoy low overhead costs

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Competitive Weaknesses:

•	our products will not enjoy brand name recognition upon introduction
•	we possess limited capital
•	we have limited personnel

Perceived Benefits of CBD

The current growth in sales of CBD products is primarily due to perceived benefits expressed by those who have used CBD products. While our company will not make any claims as to the effectiveness or potential benefits of CBD, the following perceived benefits expressed by those who have used CBD products include, among others:

•	Relief for Chronic Pain
•	Promotes Healthy Weight
•	Reduces Seizures
•	Improves Heart Health
•	Reduces Anxiety and Depression
•	Improves Skin Conditions
•	Reduces Inflammation
(Source: CBD Oil Benefits and Uses for Pain, Anxiety, Cancer and More, Dr. Josh Axe, DC, DMN, CNS; https://draxe.com/cbd-oil-benefits)

Business Strategy

We are a start-up company in the industrial hemp / CBD industry developing an online retail business for CBD, hemp oil and health/wellness-related products. Through our planned online retail business, we will offer a broad range of price-competitive products, including traditional vitamins, supplements and CBD-based tinctures, vapes, softgels, among other products.

We will sell our products and services through our planned website (the “Website”). We are currently developing an online store whose merchandise will include hemp-related products, CBD-related products and additional products focusing on health and lifestyle.

Plan of Business

We are developing an online retail business for CBD, hemp oil and health/wellness related products. Through our online retail business, we will offer a broad range of price-competitive products, including traditional vitamins, supplements, and CBD based tinctures, vapes, softgels, among other products.

We will sell our products and services through the Website, which is expected to be completed in the near future. We are developing an online store as part of the Website whose merchandise includes hemp related products, CBD (Cannabidiol) related products and additional products focusing on health and lifestyle.

Initially, we intend to carry in excess of 10 products from two suppliers. We intend to place directed advertising throughout the online store. Advertising will originate through internet or direct-advertising sales by our company. We may also use social media outlets such as Facebook, Twitter and Instagram, in an effort to attract customers with product specific advertisements or posts.

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As an online retail store operating with distribution hub, we expect that we will be able to scale rapidly our products and services with minimal marginal costs. Each additional brand, category or product that we add to our platform is expected to add negligible server hosting costs. It is expected also to allow us to have a virtual presence and exposure to every available market without establishing a costly physical presence therein. This would minimize the costs of scaling and required capital while, at the same time, offering a direct role in the CBD industry.

Our oil and extracts division is to focus on online sales of formulated CBD/hemp oil tinctures, softgels and capsules. We are in the process of acquiring trademarks relative to our products. Agreements with raw material suppliers and related products have been obtained. All product supply will be derived from domestic sources with white label agreements, when needed. We intend to implement an online marketing program in an effort to drive fast-paced sales growth. Orders will be handled online and shipped via appropriate carriers from our inventory in a leased warehouse facility. In addition, drop-shipping may be used during our initial operational phases. We believe our target customers for our CBD/hemp products will expect the highest of quality and consistency, and our pricing will be based on those requirements. We expect to be price and quality competitive on the higher end of that scale. We will establish that all of our products are 100% customer satisfaction guaranteed and any products not deemed to be of quality will be able to be returned for a refund.

We intend to develop and offer private label brands. We intend to change regularly our product assortment to meet the evolving preferences of our customers and current industry trends. We intend that our product line will include, CBD-oil based items and, to a some extent, traditional vitamins and supplements, among others.

Retail Direct Business

Our retail direct business will include sales made to individual consumers and businesses from our owned inventory which are fulfilled primarily from our warehouse. We have leased a warehouse with 2,500 square feet located in New York.

Generally, we will require authorization from credit card or other payment vendors whose services we will utilize for receipt of payment, before we ship products to consumers or business purchasers.

Growth Strategies for Our E-Commerce Business

Our growth strategies for the Website business include:

Invest in branding and marketing - We believe that some of our direct competitors spend significantly higher percentages of their revenue on marketing, and that we need to increase our branding and marketing expenditures in order to increase our market share in the e-commerce health and wellness market, and educate consumers about our current position as an online retailer offering a wide assortment of health, wellness, CBD/hemp oil products with reasonable prices ,and with a high level of customer service.

Expand investment in technology platforms - We have invested in building platforms that automate vendor management, product pricing, website personalization and search relevance. We want to make additional investments in automation, technology and engineering resources because we believe they can improve our customers' shopping experience.

Expand rewards program to enhance customer loyalty - We believe that membership in a rewards program will increase customer engagement. We want to make investments in the program, primarily to increase member benefits and to develop additional personalization programs. We believe that this will increase the attractiveness of the program to customers.

Accelerate - Our strategy is to add private label product brands. We are now in the process of developing and will initially offer on the Website private label brands of others. We believe that private label brands can generate significant brand equity and customer loyalty.

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We believe that our customer acquisition costs will, initially, be substantial. We estimate our customer acquisition cost will be at least $45 per customer. We believe that, at this cost level, we still have the ability to operate our business at a profit. However, we also believe that, in the current intensely competitive battle for market share in our e-commerce CBD market, we will need to build market share and need to increase our expenditures substantially to do so.

Our ability to pursue some or all of these plans, and the extent to which we would be able to pursue some or all of them, will depend on the resources we have available, including through this offering, and may require significantly more capital than we anticipate.

Manufacturer, Supplier and Distribution Relationships

We expect that, generally, our manufacturers, distributors or other suppliers will regularly communicate to us the quantity of products that are held in reserve for us. Although our contracts grant us actionable rights to such products, our contracts do not guarantee the availability of those products for a set duration. Our manufacturer, distributors, and supplier relationships will be based on our management’s experience and are expected not to obligate or entitle us to receive merchandise on a long-term or short-term basis. Our manufacturer, distributor and supplier relationships are expected to be non-exclusive and we expect to retain the right to select and change our suppliers at our discretion. In our direct business, we intend to purchase our products from manufacturers, distributors or other suppliers using standard purchase orders. Generally, manufacturers, distributors and suppliers will not control the terms under which products are sold through our Website.

Sales and Marketing

We intend to use a variety of methods to target our retail consumer audience, including online campaigns, such as advertising through keywords, product listing ads, display ads, search engines, affiliate marketing programs, social coupon websites, portals, banners, e-mail, direct mail, and viral and social media campaigns. We may also do brand advertising through television, radio, print ads, and event sponsorships.

Customer Service

We are committed to providing superior customer service. We will staff our customer service department with dedicated in-house and outsourced professionals who respond to phone, instant online chat, and e-mail inquiries on products, ordering, shipping status, returns, and other areas of customer inquiry.

Technology

We are developing the Website with a combination of proprietary technologies and commercially available licensed technologies and solutions to support our retail operations. We will the services of multiple telecommunications companies to obtain connectivity to the internet. We intend to outsource the functionality and maintenance of our computer infrastructure.

Competition

In General. The market for the sale of CBD-based products is fragmented and intensely competitive. Currently, in the United States, we do not believe that there are any businesses that can demonstrate or claim a dominant market share of the growing CBD products market. Our competitors of CBD-based products include a combination of public and private companies including, cbdMD, Charlotte’s Web, CV Science, Medterra, CBDistillery and Lazarus Naturals. We believe that we will compete based upon the quality of our products. The competitive nature of the CBD industry continues to evolve as the industry matures and new customers enter the marketplace.

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Online. Internet retail is intensely competitive and has relatively low barriers to entry. We believe that competition in this industry is based predominantly on: price, product assortment, product quality, speed of service, shopping convenience, website load time and function, order processing and fulfillment, order delivery time, customer service, mobile app functionality and brand reputation.

We will compete with other online retailers and traditional retailers. Many of our competitors will have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than we do. Further, any of them may enter into strategic or commercial relationships with larger, more established and well-financed companies, including exclusive distribution arrangements with our vendors or service suppliers that could deny us access to key products or needed services, or acquisitions of our suppliers or service providers, having the same effect. Many of them do or could devote greater resources to marketing and promotional campaigns and devote substantially more resources to their website and systems development than we will be able to do. Many have supply chain operations that decrease product shipping times to their customers, have options for in-store product pick-up, allow in-store returns, or offer other delivery and returns options that we may not be able to install. New technologies, the continued enhancement of existing technologies, developments in related areas, such as same-day product deliveries, and the development of proprietary delivery systems increase competitive pressures on our company. We believe that many of our competitors operate with more capital and have more financial flexibility to invest in growth than we will have.

Government Regulations

On December 20, 2018, the President of the United States signed the Farm Bill into law. Among other things, this new law changed certain federal authorities relating to the production and marketing of hemp, defined as cannabis (Cannabis sativa L.), and derivatives of cannabis with extremely low (less than 0.3 percent on a dry weight basis) concentrations of the psychoactive compound delta-9-tetrahydrocannabinol (THC). These changes included removing hemp and derivatives of hemp from the Controlled Substances Act, which means that it is no longer an illegal substance under federal law, which has paved the way for the growth of the industry. On October 31, 2019, the USDA issued an interim final rule regarding the Establishment of a Domestic Hemp Production Program which authorized hemp to be grown and processed legally in the United States and made it legal to transport in interstate commerce. Although this interim final rule became effective on the date of publication, there is a possibility it will be modified from its current application.

The Farm Bill recognizes hemp as distinct from its genetic cousin, marijuana, and, specifically, industrial hemp has been excluded from U.S. drug laws. The Farm Bill allows for each individual state to regulate industrial hemp and industrial hemp based products or accept the USDA rules. Although no longer a controlled substance under federal law, cannabinoids derived from industrial hemp (other than THC) are still subject to various state regulations.

In conjunction with the enactment of the Farm Bill, the FDA released a statement about the status of CBD and the agency’s actions in the short term with regards to CBD will guide the industry. The statement noted that the Farm Bill explicitly preserved the FDA’s authority to regulate products containing cannabis or cannabis-derived compounds under the FDCA and Section 351 of the Public Health Service Act. This authority allows the FDA to continue enforcing the law to protect patients and the public while also providing potential regulatory pathways for products containing cannabis and cannabis-derived compounds. The statement also noted the growing public interest in cannabis and cannabis-derived products, including CBD, and informed the public that the FDA will treat products containing cannabis or cannabis-derived compounds as it does any other FDA-regulated products — meaning the products will be subject to the same authorities and requirements as FDA-regulated products containing any other substance, regardless of the source of the substance, including whether the substance is derived from a plant that is classified as hemp under the Farm Bill.

As of the date of this Offering Circular, and based upon publicly available information, to our knowledge, the FDA has not taken any enforcement actions against CBD companies. The FDA has, however, sent warning letters to companies demanding they cease and desist from the production, distribution or advertising of CBD products, only relating to instances that such CBD companies have made misleading and unapproved label claims. We will continue to monitor the FDA’s position on CBD.

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We will be subject to federal and state consumer protection laws, including laws protecting the privacy of customer non-public information and the handling of customer complaints and regulations prohibiting unfair and deceptive trade practices. The growth and demand for online commerce has resulted, and may continue to result, in more stringent consumer protection laws that impose additional compliance burdens on online companies. These laws may cover issues, such as user privacy, spyware and the tracking of consumer activities, marketing e-mails and communications, other advertising and promotional practices, money transfers, pricing, product safety, content and quality of products and services, taxation, electronic contracts and other communications and information security.

Intellectual Property

In General. We regard our rights to intellectual property pertaining to our future trademarks and our business know-how as having significant value and as being an important factor in the marketing of our future products. Our policy is to establish, enforce and protect our intellectual property rights using the intellectual property laws.

Patents. Currently, we own no interest in any patent or patent application. None of the products that we intend to sell in our business is the subject of any patent or patent application. Due to such lack of patent protection, neither our company nor our licensor may be able to defend our or its rights to such intellectual property. (See “Risk Factors”).

Trademarks. Currently, we own no interest in any trademark or trademark application. It is intended that we will file for the registration of any future trademarks developed by us with the U.S. Patent and Trademark Office.

Facilities

Stavros A. Triant, a Director and the sole officer of our company, provides us office space located at 1280 SW 36th Avenue, Pompano, Beach Florida 33069, at no charge.

Employees

As of the date of this Offering Circular, our sole officer is our only employee.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Forward-looking Statements

There are “forward-looking statements” contained herein. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “project,” “forecast,” “may,” “should,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this quarterly report to conform forward-looking statements to actual results. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to, uncertainties associated with the following:

-	Inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement our business plans;
-	Our failure to earn revenues or profits;
-	Inadequate capital to continue business;
-	Volatility or decline of our stock price;
-	Potential fluctuation in quarterly results;
-	Rapid and significant changes in markets;
-	Litigation with or legal claims and allegations by outside parties; and
-	Insufficient revenues to cover operating costs.

The following discussion should be read in conjunction with the financial statements and the notes thereto which are included in this quarterly report. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. The virus and actions taken to mitigate its spread have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which the Company operates. The Company continues to execute its business plan. At the present time, the Company can not predict the full impact of the COVID-19 virus on its business. Our projections on spending, product development and milestone achievements are likely to be further revised as new information is obtained.

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Results of Operations

The Nine Months Ended September 30, 2021, Compared to the Nine Months Ended September 30, 2020.

Selling, General and Administrative Expenses. Selling, general and administrative expenses amounted to $45,970 and $417,521, respectively for the nine months ended September 30, 2021 and 2020, a decrease of $371,551 due to reduction of operations in the current period associated with disposing of our company’s two previous businesses.

Professional Fees. Professional fees amounted to $45,054 and $102,678 respectively for the nine months ended September 30, 2021 and 2020. The decrease of $57,624 was due to reduction of operations in the current period associated with disposing of our company’s two previous businesses.

Interest Expense. Interest expense was $105,682 and $354,963 for the nine months ended September 30, 2021, and 2020, respectively.

Other Income/Expense. We recognized a gain of $58,617 from extinguishment of liabilities during the nine months ended September 30, 2021, and a derivative loss of $452,008, compared to a derivative gain of $56,712 during the nine months ended September 30, 2020. We recognized a loss on settlement of leases of $179,684 during the nine months ended September 30, 2020.

Net Loss From Discontinued Operations. Net income from discontinued operations was $0 compared to net income from discontinued operations of $52,459 for the nine months ended September 30, 2021 and 2020, respectively. We recognized a gain in the prior period primarily due to the extinguishment of liabilities.

Results of Operations for the Year Ended December 31, 2020, Compared to the Year Ended December 31, 2019. Below is a summary of the results of operations for the years ended December 31, 2020 and 2019:

	For the Year Ended December 31,
	2020	2019	$ Change	% Change
Revenue	$–	$–	$–	–%
Cost of revenue	–	–	–	–%
Gross loss	–	–	–	–%

Operating expenses
Professional fees	134,843	268,378	(133,535)	(49.8)%
General & administrative	410,627	1,287,932	(877,305)	(68.1)%
Total operating expenses	545,470	1,556,310	(1,010,840)	(65.0)%

Loss on lease settlement	(179,684)	–	(179,684)	(100)%
Derivative gain (loss)	18,022	–	18,022	100%
Interest expense, net	(411,312)	(122,273)	(289,039)	236.4%
Net gain (loss) from discontinued operations, net of tax	52,459	(7,350,786)	(7,403,245)	(100.7)%
Net income (loss)	$(1,065,985)	$(9,029,369)	$(7,963,384)	(88.2)%

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Operating Expenses. Operating expenses decreased by $1,010,840 for the year ended December 31, 2020, compared to the same period in 2019, listed below are the major changes to operating expenses:

Professional fees decreased by $133,535 for the year ended December 31, 2020, compared to the same period in 2019, primarily was due to reducing operations in the current period associated with disposing of the Company’s two previous businesses.

General and administrative expenses decreased by $877,305 for the year ended December 31, 2020, compared to the same period in 2019, primarily was due to reducing operations in the current period associated with disposing of the Company’s two previous businesses.

Other Income (Expense). Other income (expense) increased by $450,701 for the year ended December 31, 2020, compared to the same period in 2019, primarily as a result of interest expense on the notes payable issued to finance the asset purchase agreements related to the two acquisitions during the year and other convertible notes payable and the Company’s line of credit, and due to a loss on lease settlement.

Plan of Business

We are developing an online retail business for CBD, hemp oil and health/wellness related products. Through our online retail business, we will offer a broad range of price-competitive products, including traditional vitamins, supplements, and CBD based tinctures, vapes, softgels, among other products.

We will sell our products and services through the Website, which is expected to be completed in the near future. We are developing an online store as part of the Website whose merchandise includes hemp related products, CBD (Cannabidiol) related products and additional products focusing on health and lifestyle.

Initially, we intend to carry in excess of 10 products from two suppliers. We intend to place directed advertising throughout the online store. Advertising will originate through internet or direct-advertising sales by our company. We may also use social media outlets such as Facebook, Twitter and Instagram, in an effort to attract customers with product specific advertisements or posts.

As an online retail store operating with distribution hub, we expect that we will be able to scale rapidly our products and services with minimal marginal costs. Each additional brand, category or product that we add to our platform is expected to add negligible server hosting costs. It is expected also to allow us to have a virtual presence and exposure to every available market without establishing a costly physical presence therein. This would minimize the costs of scaling and required capital while, at the same time, offering a direct role in the CBD industry.

Our oil and extracts division is to focus on online sales of formulated CBD/hemp oil tinctures, softgels and capsules. We are in the process of acquiring trademarks relative to our products. Agreements with raw material suppliers and related products have been obtained. All product supply will be derived from domestic sources with white label agreements, when needed. We intend to implement an online marketing program in an effort to drive fast-paced sales growth. Orders will be handled online and shipped via appropriate carriers from our inventory in a leased warehouse facility. In addition, drop-shipping may be used during our initial operational phases. We believe our target customers for our CBD/hemp products will expect the highest of quality and consistency, and our pricing will be based on those requirements. We expect to be price and quality competitive on the higher end of that scale. We will establish that all of our products are 100% customer satisfaction guaranteed and any products not deemed to be of quality will be able to be returned for a refund.

We intend to develop and offer private label brands. We intend to change regularly our product assortment to meet the evolving preferences of our customers and current industry trends. We intend that our product line will include, CBD-oil based items and, to a some extent, traditional vitamins and supplements, among others.

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Liquidity and Capital Resources

September 30, 2021. The following is a summary of our cash flows used in operating activities for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Net cash used in operating activities from continuing operations	$(49,827)	$(143,981)
Net cash used in operating activities from discontinued operations	–	(1,959)
Net cash used in operating activities	(49,827)	(143,981)
Net cash used in investing activities from continuing operations	–	–
Net cash used in investing activities from discontinued operations	–	–
Net cash used in investing activities	–	–
Net cash used in financing activities from continuing operations	50,000	37,952
Net cash used in financing activities from discontinued operations	–	–
Net cash used in financing activities	$50,000	$37,952

Operating Activities. The cash used in operating activities from continuing operations of $49,827 for the nine months ended September 30, 2021 was primarily due working capital and general and administrative expenses during the period.

Financing Activities. The cash provided by financing activities from continuing operations of $50,000 during the nine months ended September 30, 2021 was from the proceeds of $50,000 from issuance of a convertible note. The cash provided by financing activities from continuing operations of $37,952 during the nine months ended September 30, 2020 was from the proceeds of $37,000 from issuance of a convertible note and proceeds of $20,792 from a previous line of credit, partially offset by repayment of notes payable of $19,840.

We are a public company and as such we have incurred and will continue to incur significant expenses for legal, accounting and related services. As a public entity, subject to the reporting requirements of the Exchange Act of 1934, we incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses including annual reports and proxy statements, if required. We estimate that these costs will increase over the next few years and may be significantly higher if our business volume and transactional activity increases. These obligations will certainly reduce our ability and resources to expand our business plan and activities.

December 31, 2020. The following is a summary of our company’s cash and cash equivalents as of December 31, 2020 and 2019.

As of
December 31, 2020	December 31, 2019	$ Change
$–	$104,070	$104,070

Summary of Cash Flows. The following is a summary of our cash flows for the years ended December 31, 2020 and 2019.

	December 31, 2021	December 31, 2020
Net cash used in operating activities from continuing operations	$(143,981)	$(1,399,397)
Net cash provided by (used in) operating activities from discontinued operations	1,959	537,158
Net cash used in investing activities from continuing operations	–	(75,000)
Net cash used in investing activities from discontinued operations	–	(29,755)
Net cash provided by financing activities from continuing operations	37,952	1,438,184
Net cash provided by financing activities from discontinued operations	–	(371,000)
Net increase in cash and cash equivalents	$(104,070)	$100,190

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Operating Activities. Net cash used in operating activities was $142,022 for the year ended December 31, 2020, as compared to net cash used in operating activities of $862,239 during the same period in 2019. The current period cash outflows relate to the decrease in operations of the Company during 2020. The Company’s net loss of $1,118,444 included a total of $814,182 of non-cash items.

Investing Activities. Net cash used in investing activities was $0 for the year ended December 31, 2020, as compared to net cash used in investing activities of $104,755 during the same period in 2019. The prior year cash used in investing activities related to $75,000 for purchase of equipment, and $29,755 related to discontinued operations of the two businesses disposed of.

Financing Activities. Net cash provided by financing activities was $37,952 for the year ended December 31, 2020, as compared to net cash provided by financing activities of $1,067,184 during the same period in 2019. The current period amounts consist of $20,792 in net proceeds from lines of credit and notes payable and $37,000 from a convertible note payable. The Company paid a total of $19,840 against its various debt instruments during the year ended December 31, 2020.

Going Concern

As of September 30, 2021, we had $173 of cash and we had no revenue during the three and nine months ended September 30, 2021, to meet our ongoing operating expenses and liabilities of $1,703,297, all of which are due within 12 months. Due to these circumstances, our unaudited financial statements for the six months ended June 30, 2021, include a “going concern” note disclosing that our ability to continue as a going concern is contingent on us being able to raise working capital to grow our operations and generate revenue.

In addition, our auditor has issued a “going concern” qualification as part of its opinion in the Audit Report for the year ending December 31, 2020. The accompanying financial statements for the years ended December 31, 2020 and 2019, have been prepared assuming that our company will continue as a going concern. We had incurred substantial losses during the year ended December 31, 2019, and, as of December 31, 2019, we had a working capital deficit. These factors gave rise to substantial doubt that our company would continue as a going concern. During the year ended December 31, 2020, we had $0 cash and no revenue to meets our ongoing operating expenses and liabilities of $1,143,158, all of which are due within 12 months, and, as of December 31, 2020, we still had a working capital deficit; accordingly, the substantial doubt of our company’s ability to continue as a going concern that existed at December 31, 2019, was not alleviated and is still outstanding at December 31, 2020, and up through the date of this Offering Circular.

The financial statements for the years ended December 31, 2020 and 2019, have been prepared on a going concern basis, which assumes our company will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. We anticipate future losses in the development of our business, raising substantial doubt about our ability to continue as a going concern. The ability to continue as a going concern is dependent upon our generating profitable operations in the future and, or, obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with loans or contributions from related parties and, or, the sale of common stock for cash. There is no assurance that this series of events will be satisfactorily completed.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. We believe that our estimates and assumptions are reasonable under the circumstances; however, actual results may vary from these estimates and assumptions.

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Recently Issued Accounting Pronouncements

We do not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Unrecognized Tax Benefits

We use the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. We have incurred net losses in past years and, therefore, have no tax liability.

We reported no uncertain tax liability as of December 31, 2020 and 2019, and expect no significant change to the uncertain tax liability over the next twelve months.

Stock Based Compensation

We apply Topic 718 “Share-Based Payments” (“Topic 718”) to share-based compensation, which requires the measurement of the cost of services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. Compensation cost is recognized when the event occurs. The Black-Scholes option-pricing model is used to estimate the fair value of options granted.

We account for equity-based transactions with non-employees under the provisions of ASC Topic No. 505-50, “Equity-Based Payments to Non-Employees” (“Topic No. 505-50”). Topic No. 505-50 establishes that equity-based payment transactions with non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Revenue Recognition

We recognize revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. Prior to the disposal of the Layer Six business, we primarily earned revenue from subscription services for its online and mobile cannabis services hub, www.wheresweed.com. This online and mobile service hub allows marijuana businesses to advertise their location and services offered and allows users of our website to locate nearby cannabis businesses. As discussed in Note 3 to our financial statements for the years ended December 31, 2020 and 2019, we disposed of the Layer Six business in January 2020, and therefore the results of operations, including all revenue, are included in net loss from discontinued operations. With the acquisition of the Infusionz LLC assets in 2019, we also recognized revenue from the sales of cannabinoid-based products. The Infusionz business was disposed of in October 2019, and all revenue from the period of ownership of the business is included in net loss from discontinued operations. We have also developed an online retail business for CBD, hemp oil and health/wellness related products through the Pura Vida joint venture. We have not yet begun to sell inventory products through this online retail business.

Revenue is recognized when control of the services is transferred to the customer in an amount that reflects the consideration our company expects to be entitled to in exchange for the services.

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Revenue is recognized based on the following five step model:

-	Identification of the contract with a customer
-	Identification of the performance obligations in the contract
-	Determination of the transaction price
-	Allocation of the transaction price to the performance obligations in the contract
-	Recognition of revenue when, or as, we satisfy a performance obligation

Performance Obligations

We generate revenue from sales of cannabinoid products. For contracts with multiple performance obligations, we allocate the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. We use an observable price to determine the stand-alone selling price for separate performance obligations or a cost plus margin approach when one is not available. Historically, our contracts have not had multiple performance obligations. Revenue related to the sales of products are recognized at the point in time at which control transfers to the buyer.

Sales, value add, and other taxes collected concurrent with revenue-producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. Payment terms between invoicing and when payment is due is less than one year. To date, none of our contracts contained a significant financing component.

We elected the practical expedient to not adjust the amount of revenue to be recognized under a contract with an end user for the effects of time value of money when the timing difference between receipt of payment and recognition of revenue is less than one year.

Transaction Price Allocated to the Remaining Performance Obligations

From time to time, we may receive payment for sales of its products from a customer before the goods have shipped. This amount is considered a contract liability and is recorded as deferred revenue. At December 31, 2020, and December 31, 2019, we had no revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period.

Contract Costs

Costs incurred to obtain a customer contract are not material to our company. We elected to apply the practical expedient to not capitalize contract costs to obtain contracts with a duration of one year or less, which are expensed and included within cost of goods and services.

Critical Accounting Estimates

Estimates are used to determine the amount of variable consideration in contracts, the standalone selling price among separate performance obligations and the measure of progress for contracts where revenue is recognized over time. We review and update these estimates regularly.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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Fair Value of Financial Instruments

As defined in ASC 820” Fair Value Measurements,” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. We classify fair value balances based on the observability of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

Level 1:	Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

Level 2:	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3:	Significant unobservable inputs which reflect a reporting entity’s own assumptions about the assumptions that market participants would use for pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

The following table summarizes fair value measurements by level at December 31, 2020, and December 31, 2019, measured at fair value on a recurring basis:

December 31, 2020	Level	Level 2	Level 3	Total
Assets
None	$–	$–	$–	$–

Liabilities
Derivative Liabilities	$–	$–	$301,467	$301,467

December 31, 2019	Level	Level 2	Level 3	Total
Assets
None	$–	$–	$–	$–

Liabilities
Derivative Liabilities	$–	$–	$–	$–

The recorded amounts of financial instruments, including cash equivalents, investments, accounts payable, accrued expenses, note payable and loan from related parties approximate their market values as of December 31, 2020 and 2019, due to the intended short-term maturities of these financial instruments.

New Accounting Pronouncements

In preparing the financial statements, management considered all new pronouncements through the date of the report.

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In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02). Under ASU No. 2016-2, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU No. 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, we adopted this standard on January 1, 2019 using the modified retrospective method. The new standard provides a number of optional practical expedients in transition. We elected the ‘package of practical expedients’, which permitted us not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs; and all of the new standard’s available transition practical expedients.

On adoption, we recognized additional operating liabilities of $102,878, with corresponding Right of Use assets of the same amount based on the present value of the remaining minimum rental payments under current leasing standards for its existing operating leases. We do not have any leases classified as a finance lease under ASC 842. See Note 7 for additional information on leases.

The new standard also provides practical expedients for a company’s ongoing accounting. We elected the short-term lease recognition exemption for its leases. For those leases with a lease term of 12 months or less, we will not recognize ROU assets or lease liabilities. We also made an accounting policy election to combine lease and non-lease components of operating leases for all asset classes.

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the accounting for share-based payment awards issued to employees and nonemployees. Under ASU No. 2018-07, the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. In addition, the contractual term will be able to be used in lieu of an expected term in the option-pricing model for nonemployee awards. We adopted the provisions of the guidance on January 1, 2019, with no material impact on our consolidated financial statements and disclosures.

We does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information concerning our company’s executive management.

Name	Age	Position(s)
Stavros A. Triant	45	Chief Executive Officer (Principal Executive Officer), President, Chief Financial Officer (Principal Financial Officer), Secretary, Treasurer and Director
John Sosville	47	Director

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office.

There exist no family relationships between our officers and directors.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

Stavros A. Triant has served our company as Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer, since January 2000. Mr. Triant has substantial experience in finance, construction, manufacturing, and operations. Prior to joining the Company on January 2017, Mr. Triant served as vice president operations at Granite Financial Group from 1999 to 2004 overseeing options trading, proprietary market making, execution and transactions for small to medium corporations. From 2004 to 2009, Mr. Triant served as president of Pame, LLC, bringing a franchise service company from $300,000 per year to $6 million per year and from one location to five. From 2007 to 2015, Mr. Triant was a founding member and partner in Xarex, LLC, a window manufacturing/fabrication company with three locations and heavy logistical operations. From 2010 to 2012, Mr. Triant served as COO of Isaac Org, a family owned private equity company, tasked with operations and management of investments and negotiating private equity deals up to 50 million dollars. From 2011 to 2012, Mr. Triant served as Director of Operations of Live Ventures Incorporated, a Nasdaq company.

John Sosville has served as a Director of our company, since September 2018. Mr. Sosville is an active Colorado business owner and operator, his current business which he has been Co-Owner and President of since 2016, LawCFO provides outsourced CFO and Managed Accounting Services to Law Firms. Mr. Sosville is also on the board of the Colorado Judicial Institute. John has also operated an M&A Advisory firm Platform Brokerage and his Consulting firm, Consultant Strategies since 2016. Mr. Sosville’s additional experience includes nearly twenty years of strategic and business development work for technology companies. Mr. Sosville is a Colorado licensed real estate broker. He was Executive Vice President of Envision IT Partners, an IT technology consulting firm. He earned his undergraduate degree from Ft. Lewis College. He also attended internationally at the Ecole Supérieure de Commerce International du Pas de Calais (ESCIP) in Longuenesse, France.

Conflicts of Interest

We do not currently foresee any conflict of interest.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors. During the year ended December 31, 2020, our Board of Directors did not hold a meeting, but took action by written consent in lieu of a meeting on two occasions.

32

Independence of Board of Directors

No member of our Board of Directors is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, Stavros A. Triant, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We will attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC, so that all shareholders have access to information about us at the same time. Mr. Triant collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

33

EXECUTIVE COMPENSATION

In General

Currently, our management is unable to estimate accurately when, if ever, our company will possess sufficient capital, whether derived from sales revenues, this offering or otherwise, for the payment of salaries to our management.

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Stavros A. Triant Chief Executive Officer and Chief Financial Officer	2020 2019	124,849 105,518	– –	– –	– –	– –	– –	– –	124,849 105,518
David Lindauer Former Chief Technology Officer (1)	2020 2019	– 154,784	– –	– –	– –	– –	– –	– –	– 154,784
Tyler Bartholomew Former Chief Marketing Officer (2)	2020 2019	– 143,364	– –	– –	– –	– –	– –	– –	– 143,364

(1)	Mr. Lindauer resigned as Chief Technology Officer on October 31, 2019 and was removed as a Director of the Company on November 18, 2019.
(2)	Mr. Bartholomew resigned as Chief Marketing Officer on October 31, 2019 and was removed as a Director of the Company on November 18, 2019.

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stavros A. Triant	–	–	–	–	n/a	–	n/a	–	–

34

Employment Agreements

We have not entered into an employment agreement with our sole executive officer, Stavros A. Triant and it is not anticipated that we will do so for the foreseeable future.

Outstanding Equity Awards

Our Board of Directors has made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no employee incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors.

35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Offering Circular, we had 617,892,972 shares of common stock issued and outstanding. The following table sets forth information known to us relating to the beneficial ownership of shares of our voting securities by: each person who is known by us to be the beneficial owner of more than 5% of our outstanding voting stock; each director; each named executive officer; and all named executive officers and directors as a group. Unless otherwise indicated, the business address of each person listed is in care of Golden Developing Solutions, Inc., 1280 SW 36th Avenue, Pompano Beach, Florida 33069. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

	Share Ownership Before This Offering			Share Ownership After This Offering			Effective Voting Power After This Offering
Name of Shareholder	Number of Shares Beneficially Owned		% Beneficially Owned(1)	Number of Shares Beneficially Owned		% Beneficially Owned (2)	Number of Shares Entitled to Vote		% of Total Shares Voting (3)
Common Stock
Executive Officers and Directors
Stavros A. Triant	320,000,000	(4)	47.17%	320,000,000	(4)	18.01%	670,000,000	(5)	34.55%
John Sosville	0		0%	0		0%	0		0%
Officers and Directors, as a group (2 persons)	320,000,000	(4)	47.17%	320,000,000	(4)	18.01%	670,000,000	(5)	34.55%
Series A Preferred Stock(7)
Stavros A. Triant	1		100%	1		100%	350,000,000		18.05%

(1)	Based on 678,446,483 shares outstanding, which includes, before this offering, (a) 617,892,972 issued shares and (b) 60,553,511 shares that underlie portions of convertible debt instruments convertible within 60 days of the date of this Offering Circular.
(2)	Based on 1,776,446,498 shares outstanding, which includes, after this offering, and assuming the sale of all of the Offered Shares, (a) 1,617,892,972 issued shares and (b) 158,553,506 shares that underlie portions of convertible debt instruments convertible within 60 days of the date of this Offering Circular.
(3)	Based on 1,939,259,230 shares outstanding, which includes (a) 1,589,259,230 issued shares, assuming the sale of all of the Offered Shares, and (b) 350,000,000 shares associated with the Series A Preferred Stock that are assumed to be issued for purposes of voting on corporate matters (see Note 6).
(4)	These shares are owned by Filakos Capital Investments, LLC, an entity over which Mr. Stavros has voting and investment control.
(5)	320,000,000 of these shares are owned by Filakos Capital Investments, LLC (see Note 4); and 350,000,000 shares associated with the Series A Preferred Stock that are assumed to be issued for purposes of voting on corporate matters (see Note 6).
(6)	The single outstanding share of Series A Preferred Stock has the voting rights of 350,000,000 shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class.

36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of each transaction since June 30, 2017, and each currently proposed transaction, in which:

•	we have been or are to be a participant;

•	the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

In May 2018, we issued a $70,025 Note payable to Stavros A. Triant, our Chief Executive Officer and Chairman. Additionally, $2,000 of expense was paid by Mr. Triant on behalf of our company. The note was unsecured, with no stated interest rate, and is due on demand. During the year ended December 31, 2019, $63,671 was repaid, resulting in a balance as of December 31, 2020, and 2019, of $6,117.

At the closing of the Layer Six transaction on September 18, 2018, we , in connection with the WW Asset Purchase Agreements with WW: (a) issued Mr. Bartholomew 72,443,182 shares of our common stock with a fair value of $3,803,267.06.

A company controlled by one of our directors, John Sosville, will receive total payments of $500,000 for his representation of the WW Owners in the Layer Six transaction. We will pay a total of $100,000 of this amount directly, with $20,000 having been paid at closing, and an additional $10,000 having been paid through December 31, 2018. The remaining $400,000 will be paid by the WW Owners, which includes Messrs. Lindauer and Bartholomew. Subsequent to December 31, 2018, we paid an additional $19,500 to a company controlled by Mr. Sosville. The remaining $50,500 was forgiven during the fiscal year ended December 31, 2020.

As part of the asset purchase transaction with Infusionz, a company controlled by Mr. Sosville, will be paid a fee of $150,000 for his representation of the sellers of Infusionz.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Newlan Law Firm, PLLC, Flower Mound, Texas.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the website is www.sec.gov.

37

38

GOLDEN DEVELOPING SOLUTIONS, INC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30	December 31,
	2021	2020
Current assets:
Cash and cash equivalents	$173	$–

Total current assets	173	–

Total assets	$173	$–

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$276,362	$202,507
Right of use liabilities - operating leases short-term	242,001	242,001
Line of credit	–	68,829
Derivative liability	753,475	301,467
Notes payable - related party	31,317	6,117
Acquisition notes payable - short-term	50,000	50,000
Note payable, net of discount and deferred financing costs	90,214	90,214
Convertible notes payable, net	240,059	182,023

Total current liabilities	1,683,428	1,143,158

Total liabilities	1,683,428	1,143,158

Commitments and Contingencies	–	–

Stockholders' equity:
Preferred stock, 35,000,000 shares authorized, $0.0001 par value, Series A Preferred stock, 1 share authorized, 1 issued and outstanding	–	–
Common stock, 4,000,000,000 shares authorized, $0.0001 par value, 571,507,751 and 541,507,751 issued and outstanding, respectively	57,150	54,150
Additional paid-in capital	10,626,303	10,579,303
Accumulated deficit	(12,312,452)	(11,722,355)

Total stockholders' equity attributable to Golden Developing Solutions, Inc. stockholders	(1,628,999)	(1,088,902)
Noncontrolling interest	(54,256)	(54,256)
Total stockholders' equity	(1,683,255)	(1,143,158)

Total liabilities and stockholders' equity	$173	$–

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-1

GOLDEN DEVELOPING SOLUTIONS, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Revenue	$–	$–	$–	$–

Cost of revenue	–	–	–	–

Gross profit	–	–	–	–

Operating Expenses:
Professional fees	24,595	738	45,054	102,678
General and administrative	40,257	2,035	45,970	417,521

Total operating expenses	64,852	2,773	91,024	520,199

Loss From Continuing Operations	(64,852)	(2,773)	(91,024)	(520,199)

Other Income (Expense)
Gain on settlement of liabilities	–	–	58,617	–
Derivative gain (loss)	(369,749)	30,407	(452,008)	56,712
Loss on lease settlement	–	–	–	(179,684)
Interest expense, net	(41,772)	(117,731)	(105,682)	(354,963)

Net Loss From Continuing Operations, before tax	(476,373)	(90,097)	(590,097)	(998,134)

Income tax expense	–	–	–	–

Net Loss From Continuing Operations	(476,373)	(90,097)	(590,097)	(998,134)

Net income from discontinued operations, net of tax	–	–	–	52,459

Net Loss	(476,373)	(90,097)	(590,097)	(945,675)

Net loss attributed to noncontrolling interest	–	–	–	–

Net Loss Attributed to Golden Developing Solutions, Inc.	$(476,373)	$(90,097)	$(590,097)	$(945,675)

Net loss from continuing operations per share - basic and dilutive	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Net loss from discontinued operations per share - basic and dilutive	$–	$–	$–	$0.00

Weighted average shares outstanding - basic and dilutive	571,507,751	541,507,751	563,046,213	559,236,229

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-2

GOLDEN DEVELOPING SOLUTIONS, INC

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(UNAUDITED)

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Golden Developing Solutions Share of Equity	Non Controlling	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)	Interest	(Deficit)

Balance December 31, 2019	1	$–	667,175,901	$66,717	$10,956,552	$(10,656,370)	$366,899	$(54,256)	$312,643

Common shares cancelled for disposition of business	–	–	(170,454,545)	(17,046)	(510,227)	–	(527,273)	–	(527,273)

Stock-based compensation	–	–	44,786,395	4,479	94,616	–	99,095	–	99,095

Net loss	–	–	–	–	–	(514,942)	(514,942)	–	(514,942)

Balance March 31, 2020	1	–	541,507,751	54,150	10,540,941	(11,171,312)	(576,221)	(54,256)	(630,477)

Stock-based compensation	–	–	–	–	38,364	–	38,364	–	38,364

Net loss	–	–	–	–	–	(340,636)	(340,636)	–	(340,636)

Balance June 30, 2020	1	–	541,507,751	54,150	10,579,305	(11,511,948)	(878,493)	(54,256)	(932,749)

Net loss	–	–	–	–	–	(90,097)	(90,097)	–	(90,097)

Balance September 30, 2020	1	$–	541,507,751	$54,150	$10,579,305	$(11,602,045)	$(968,590)	$(54,256)	$(1,022,846)

Balance December 31, 2020	1	–	541,507,751	54,150	10,579,303	(11,722,355)	(1,088,902)	(54,256)	(1,143,158)

Common shares and warrants issued for deferred offering costs	–	–	30,000,000	3,000	37,707	–	40,707	–	40,707

Beneficial conversion feature upon issuance on convertible debt	–	–	–	–	9,293	–	9,293	–	9,293

Net loss	–	–	–	–	–	(90,837)	(90,837)	–	(90,837)

Balance March 31, 2021	1	–	571,507,751	57,150	10,626,303	(11,813,192)	(1,129,739)	(54,256)	(1,183,995)

Net loss	–	–	–	–	–	(22,887)	(22,887)	–	(22,887)

Balance June 30, 2021	1	–	571,507,751	57,150	10,626,303	(11,836,079)	(1,152,626)	(54,256)	(1,206,882)

Net loss	–	–	–	–	–	(476,373)	(476,373)	–	(476,373)

Balance September 30, 2021	1	$–	571,507,751	$57,150	$10,626,303	$(12,312,452)	$(1,628,999)	$(54,256)	$(1,683,255)

  The accompanying notes are an integral part of these unaudited consolidated financial statements

F-3

GOLDEN DEVELOPING SOLUTIONS, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30, 2021	September 30, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	(590,097)	$(998,134)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Stock-based compensation	–	137,459
Loss on derivative issuance	28,811	197,670
Derivative (gain) loss	423,197	(95,333)
Amortization of right of use assets - operating leases	–	72,459
Amortization of debt discount and deferred financing costs	58,036	154,332
Loss on equipment disposal	–	75,000
Loss on lease settlement	–	179,684
Gain on settlement of debt	(58,617)	–
Net Changes in:
Accounts payable and accrued expenses	88,843	132,882
Net cash used in operating activities from continuing operations	(49,827)	(143,981)
Net cash used in operating activities from discontinued operations	–	1,959
Net cash used in operating activities	(49,827)	(142,022)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from line of credit	–	20,792
Payments on notes payable	–	(19,840)
Proceeds from convertible notes payable	50,000	37,000
Net cash used in financing activities from continuing operations	50,000	37,952
Net cash used in financing activities from discontinued operations	–	–
Net cash provided by financing activities	50,000	37,952

NET CHANGE IN CASH AND CASH EQUIVALENTS	173	(104,070)

CASH AND CASH EQUIVALENTS, beginning of period	–	104,070

CASH AND CASH EQUIVALENTS, end of period	173	$–

Supplemental disclosures:
Cash paid for income taxes	$–	$–
Cash paid for interest	$–	$–

Noncash activities
Beneficial conversion feature upon issuance of convertible notes	$9,293	$–
Common stock and warrants issued for deferred financing costs	$40,707	$–
Settlement of debt paid directly by related party	$25,200	$–
Note Payable issued for accounts payable	$–	$75,000

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-4

GOLDEN DEVELOPING SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business. Golden Developing Solutions, Inc. (the “Company” or “GDS”) was organized as a corporation in Nevada in 1998 as American Associates Group. In 2007 the name was changed to Clean Hydrogen Producers, Ltd before being changed in April of 2017 to Golden Developing Solutions, Inc. The Company has structured itself in 2017 as a cannabis holding company and intends to make additional acquisitions in the industry in the near future.

Basis of Presentation. The accompanying unaudited financial statements of Golden Developing Solutions, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion, the financial statements include all adjustments (consisting of normal recurring accruals) necessary in order to make the condensed financial statements not misleading. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of the final results that may be expected for the year ended December 31, 2021. For more complete financial information, these unaudited financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2020. Notes to the consolidated financial statements which would substantially duplicate the disclosures contained in the annual financial statements for the most recent fiscal period have been omitted.

Use of Estimates in Financial Statement Preparation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation. The Company prepares its consolidated financial statements on the accrual basis of accounting. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which have a fiscal year end of December 31. All intercompany accounts, balances and transactions have been eliminated in the consolidation. The Company also consolidates any variable interest entities for which the Company is the primary beneficiary based on whether the Company has the ability to direct the activities that most significantly impact the entities economic performance.

On April 27, 2018, the Company incorporated Pura Vida Vitamins, LLC as a wholly owned subsidiary. Pura Vida Vitamins, LLC entered into two consulting agreements with individuals that paid each consultant $6,000 per month in cash, additional bonuses depending on certain sales-related milestones, and 20,500,000 shares each for the completion of certain sales-related milestones, of which none were earned by either consultant. On July 1, 2018, the Company reorganized the entity to be a joint venture in which it owns 50%, in exchange for the cancelation of these consulting agreements. The Company continues to consolidate the operations of Pura Vida Vitamins, LLC due to its ownership interest combined with a controlling vote of the board of directors which make the Company the primary beneficiary of the joint venture with the ability to significant influence and control the activities of the business. The joint venture had no assets and liabilities of $814 of accounts payable as of September 30, 2021 and December 31, 2020.

On September 26, 2018, the Company incorporated Tasos Media LLC as a wholly owned subsidiary.

F-5

Goodwill, Intangible Assets, and Long-Lived Assets. Goodwill is carried at cost and is not amortized. The Company tests goodwill for impairment on an annual basis, relying on a number of factors including operating results, business plans, economic projections, anticipated future cash flows and marketplace data. Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests according to specifications set forth in ASC 350.

The fair value of the Company’s reporting unit is dependent upon the Company’s estimate of future cash flows and other factors. The Company’s estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows. Estimated future cash flows are adjusted by an appropriate discount rate derived from the Company’s market capitalization plus a suitable control premium at date of the evaluation.

The financial and credit market volatility directly impacts the Company’s fair value measurement through the Company’s weighted average cost of capital that the Company uses to determine its discount rate and through the Company’s stock price that the Company uses to determine its market capitalization. Therefore, changes in the stock price may also affect the amount of impairment recorded.

The Company recognizes an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset.

Fair Value of Financial Instruments

As defined in ASC 820” Fair Value Measurements,” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs which reflect a reporting entity’s own assumptions about the assumptions that market participants would use for pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

F-6

The following table summarizes fair value measurements by level at September 30, 2021 and December 31, 2020, measured at fair value on a recurring basis:

September 30, 2021	Level 1	Level 2	Level 3	Total
Assets
None	$–	$–	$–	$–

Liabilities
Derivative liabilities	$–	$–	$753,475	$753,475

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets
None	$–	$–	$–	$–

Liabilities
Derivative liabilities	$–	$–	$301,467	$301,467

The recorded amounts of financial instruments, including cash equivalents, investments, accounts payable, accrued expenses, note payable and loan from related parties approximate their market values as of September 30, 2021 and 2020 due to the intended short-term maturities of these financial instruments.

Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments and measurement of their fair value for accounting purposes. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815. The Company applies the guidance in ASC 815-40-35-12 to determine the order in which each convertible instrument would be evaluated for derivative classification. The Company’s policy is to evaluate for reclassification contracts with the earliest maturity date first.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include advertising and promotional costs and research and development costs. Also included in Selling, general and administrative expenses are share-based compensation, certain warehousing fees, non-manufacturing overhead, personnel and related expenses, rent on operating leases, and professional fees.

Basic Earning (Loss) Per Share. The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per Share.” ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Given the net losses of the Company during the six months ended June 30, 2021 and 2020, the effects of outstanding stock options were anti-dilutive resulting in basic and diluted loss per weighted average common shares outstanding equal. See Note 6.

F-7

Recently Issued Accounting Standards.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

NOTE 2 - GOING CONCERN AND LIQUIDITY

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company had incurred substantial losses from inception to date, the Company had a working capital deficit. These factors gave rise to substantial doubt that the Company would continue as a going concern. During the nine months ended September 30, 2021, the Company had $173 cash and no revenue to meets its ongoing operating expenses, and liabilities of $1,683,428 all of which are due within 12 months, and as of September 30, 2021, the Company still had a working capital deficit; accordingly, the substantial doubt of the Company’s ability to continue as a going concern that existed at December 31, 2020 was not alleviated and is still outstanding at September 30, 2021 and up through the date of this report.

The financial statements for the nine months ended September 30, 2021 and 2020 have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company anticipates future losses in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and, or, obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with loans or contributions from related parties and, or the sale of common stock. There is no assurance that this series of events will be satisfactorily completed.

Financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that may be necessary if the Company is unable to continue as a going concern.

NOTE 3 - DIVESTITURES

Layer Six Divestiture

On January 27, 2020 (the “Closing Date”) the Company entered into an Asset Purchase Agreement (the “Layer Six Sale Agreement”) with Viath, LLC, a Colorado limited liability company (“Viath”) controlled by the original sellers of Layer Six, whereby the Company agree to sell the assets and liabilities associated with the Layer Six business that was acquired in 2018.

The Termination Agreement provides that the Company will sell all of the Layer Six assets to Viath, along with release from all claims and certain litigation. The Termination Agreement also provides for the termination of the Employment Agreements between the Company and each of David Lindaur and Tyler Batholomew and Bill Anders.

The Layer Six Sale Agreement also provides that the associated members of Layer Six will return the 170,454,545 shares of common stock consideration granted to them pursuant to the Asset Purchase Agreement. The fair value of the stock consideration to be returned to the Company is approximately $477,273 at the time of the Sale Agreement. These shares were returned to the Company and cancelled in February 2020.

The Layer Six Termination Agreement qualifies as a discontinued operation in accordance with U.S. GAAP. As a result, operating results and cash flows related to the Infusionz operations have been reflected as discontinued operations in the Company’s condensed consolidated statements of operations, condensed consolidated statements of cash flows and condensed consolidated statements of other comprehensive income/loss for the periods presented.

F-8

Infusionz Divestiture

On October 4, 2019 the Company entered into a Termination Agreement (the “Termination Agreement”) with Infusionz, LLC, a Colorado limited liability company (“Infusionz”) on October 4, 2019 (the “Closing Date”), whereby the Company and Infusionz elected to terminate the March 8, 2019 Asset Purchase Agreement (the “Asset Purchase Agreement”). The Asset Purchase Agreement resulted in the Company’s acquisition of Infusionz’s assets. Infusionz and the Company agreed to unwind the Company’s acquisition of Infusionz’s assets pursuant to the terms of the Asset Purchase Agreement.

The Termination Agreement provides that the Company will issue two unsecured promissory notes to Infusionz each in the principal amount of $25,000 with neither of these notes being convertible (the “Notes”). The Termination Agreement further provides that the Company will assign, and Infusionz will assume, certain assets and contracts as defined therein.

The Notes became effective as of the Closing Date, and both Notes are due and payable on December 31, 2019 (the “Maturity Dates”). The Notes entitles Infusionz to 3% interest per annum. Upon an Event of Default (as defined in the Notes), the Notes entitle Infusionz to interest at the rate of 15% per annum. The Company may prepay the principal outstanding together with accrued and unpaid interest in whole or in part at anytime without penalty or premium pursuant to the terms of the Notes. In the event of a default, without demand, presentment or notice, the Note shall become immediately due and payable. The Company is in default of these notes payable

The Infusionz Termination Agreement qualifies as a discontinued operation in accordance with U.S. GAAP. As a result, operating results and cash flows related to the Infusionz operations have been reflected as discontinued operations in the Company’s condensed consolidated statements of operations, condensed consolidated statements of cash flows and condensed consolidated statements of other comprehensive income/loss for the periods presented.

Components of amounts reflected in the Company’s consolidated statements of operations related to discontinued operations discussed above are presented in the following table for the six months ended June 30, 2021 and 2020:

	Nine Months Ended
	September 30, 2021	September 30, 2020
Revenue	$–	$28,970
Cost of Revenue	–	–
Gross Profit (Loss)	–	28,970
Selling, general and administrative	–	27,011
Impairment loss	–	–
Operating loss	$–	$1,959
Gain on extinguishment of liabilities	–	50,500
Interest expense	–	–
Net loss from discontinued operations	$–	$52,459

NOTE 4 - DEBT

Notes Payable

During 2020, the Company entered into a note payable agreement with a vendor related to $75,000 of accounts payable. The note bears interest at 10% per annum and is due on demand.

F-9

Notes Payable related party

In May of 2018, the Company issued a $70,025 Note payable to a related party for cash proceeds received. The related party also paid $2,000 of expense on behalf of the Company. The note was unsecured, with no stated interest rate and is due on demand. In February 2021, the CEO of the Company paid $25,200 on behalf of the Company to settle the balance of the line of credit in full. The note was unsecured, with no stated interest rate and is due on demand. As of September 30, 2021 and December 31, 2020, the Company owed $31,317 and $6,117 on this note payable.

 Line of Credit

In September 2019, the Company entered into a line of credit with an available amount of $96,300. In April 2020, the Company’s line of credit was terminated by the lender. In February 2021, the Company’s CEO paid $25,200 to settle the current balance of $83,817, including accrued interest, in full on behalf of the Company. The Company recognized a gain on extinguishment of debt of $58,617 during the nine months ended September 30, 2021.

Convertible Debt

On September 18, 2019, the Company entered into an unsecured convertible promissory note, with a principal amount of $125,000. The Company received net cash proceeds of $109,500 after payment fees of $15,500. The convertible note bears interest at 10% and matures on September 18, 2020, with interest accruing at a rate of 18% if the Company is in default. Beginning six months after the issuance of the note, the holder may convert the note at any time through the maturity date into shares of common stock, to the extent and provided that no holder of these notes was or will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion. The conversion price is determined based on 65% of the three lowest trading prices during the 20 trading days prior to the conversion date. Accrued interest may be converted into shares of common stock using the same conversion price. Unamortized deferred financing costs were $0 as of September 30, 2021 related to this convertible note.

The Company evaluated the embedded conversion feature within the above convertible promissory note under ASC 815-15 and ASC 815 -40 and determined embedded conversion feature does meets the definition of a liability on the date the note became convertible. The Company accounted for the intrinsic value of Conversion Feature inherent to the convertible promissory note utilizing Black-Scholes model with volatility, measurement date Treasury yield curve rate of one-year bond, closing stock price, convertible period, and conversion price as inputs. A total debt discount of $117,758 was recorded along with a day one derivative loss of $141,042. Unamortized debt discount costs were $0 as of September 30, 2021 related to this convertible note.

On January 14, 2020, the Company entered into an unsecured convertible promissory note, with a principal amount of $40,000. The Company received net cash proceeds of $37,000 after payment of fees of $3,000. The convertible note bears interest at 10% and matures on January 14, 2021, with interest accruing at a rate of 22% if the Company is in default. Beginning six months after the issuance of the note, the holder may convert the note at any time through the maturity date into shares of common stock, to the extent and provided that no holder of these notes was or will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion. The conversion price is determined based on 61% of the lowest trading price during the 20 trading days prior to the conversion date. Unamortized discount was $0 as of June 30, 2021. During the year ended December 31, 2020, the Company was in default of the agreement and incurred an additional $20,000 of principal, which was recorded as interest expense. The note is in default as of September 30, 2021 with a principal balance of $60,000

The Company evaluated the embedded conversion feature within the above convertible promissory note under ASC 815-15 and ASC 815 -40 and determined embedded conversion feature does meets the definition of a liability on the date the note became convertible. The Company accounted for the intrinsic value of Conversion Feature inherent to the convertible promissory note utilizing Black-Scholes model with volatility, measurement date Treasury yield curve rate of six-month bond, closing stock price, convertible period, and conversion price as inputs. A total debt discount of $39,131 was recorded along with a day one derivative loss of $21,558. Unamortized debt discount costs were $0 as of September 30, 2021 related to this convertible note.

F-10

In March 2021, the Company entered into a Senior Secured convertible promissory note for an aggregate principal amount of $588,235. The note had an original issue discount of $88,235, bears interest at the greater of Prime plus 8% or 14%. The cash proceeds are to be distributed in tranches, with the first tranche of $65,000 being advanced in March 2021, with $15,000 of the amount paying legal fees related to the note payable and $11,471 of the original issue discount was assigned to this tranche. Each tranche has a maturity date of 9 months from the date of funding of that tranche. The principal and accrued interest are convertible into shares of the Company’s common stock at a fixed price of $0.002. In the event of default, the conversion price will be 60% of the lowest intraday rice during the previous 21 days from conversion. If the Company issues or sells common stock or any instrument that is convertible or exercisable into common stock at a price less than the fixed conversion price, the fixed conversion price shall be reset to such lower price. The holder of these notes is not permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion.

In connection with promissory note, the Company issued 30,000,000 shares of stock to the lender as a deferred finance cost and granted a warrant to purchase 25,000,000 shares of common stock at a fixed price of $0.006 for a period of 10 years. If the Company issues or sells common stock or any instrument that is convertible or exercisable into common stock at a price less than the fixed conversion price, the fixed conversion price shall be reset to such lower price. Each additional tranche that is borrowed, the Company will issue shares of common stock in the amount of 393 multiplied by the principal amount advanced, and additional warrants for 327 multiplied by the principal amount advanced. The lender will receive an additional 25,000,000 warrants upon fully funding the convertible note payable. The common stock was valued at $0.004 per share for a total fair value of 120,000 and a relative fair value of $22,304, which was recorded as a debt discount. The warrants were valued using the Black-Scholes model with volatility, measurement date Treasury yield curve rate of ten-year bond, closing stock price, convertible period, and conversion price as inputs. The fair value of the warrants was determined to be $99,014, with a relative fair value of $18,403, which was recorded to debt discount.

The Company evaluated the embedded conversion feature within the above convertible note payable under ASC 815-15 and ASC 815-40 and determined embedded conversion feature does not meet the definition of a liability. Then the Company evaluated the conversion feature for a beneficial conversion feature at inception. The Company accounted for the intrinsic value of a Beneficial Conversion Feature inherent to the relative fair value of the convertible notes payable and a total debt discount of $9,293 was recorded on the note.

Unamortized debt discount was $21,412 as of September 30, 2021, with $55,059 of amortization of debt discount during the nine months ended September 30, 2021.

NOTE 5 - STOCKHOLDERS EQUITY

On March 16, 2021 the Company issued 30,000,000 shares of stock to the lender as a deferred finance cost and granted a warrant to purchase 25,000,000 shares of common stock at a fixed price of $0.006 for a period of 10 years as discussed above in Note 4.

In March 2019, the Board of Directors of the Company amended the Company’s articles of incorporation to increase the authorized common shares to 975,000,000. On July 17, 2019, the Board of Directors approved the below Corporate Actions and recommended to the stockholders of the Company that they approve the Corporate Actions. On July 17, 2019, a majority of the Company’s stockholders, approved the following actions:

The granting of discretionary authority to the Board, at any time or times for a period of 12 months after the date of the Written Consent, to adopt an amendment to the Certificate, to effect a reverse stock split at a ratio of a minimum of 1 to 5 and a maximum of 1 to 500, such ratio to be determined by the Board, or to determine not to proceed with the reverse stock split (the “Reverse Stock Split”); and

The approval of an amendment to the Certificate increasing the number of shares of Common Stock the Company is authorized to issue from 975,000,000 to 4,000,000,000 as provided for herein (the “Increase in Authorized Shares”, and together with the Reverse Stock Split, the “Corporate Actions”).

The Reverse Stock Split has not been executed to date.

As of September 30, 2021, there were 571,507,751 shares of common stock outstanding.

F-11

The following table represents the warrant activity for the nine months ended September 30, 2021:

	Stock Warrants
	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2020	–	$–	$–
Granted	25,000,000	0.006	0.003
Cancelled	–	–	–
Expired	–	–	–
Exercised	–	–	–
Outstanding at September 30, 2021	25,000,000	$0.006	$0.003
Exercisable at September 30, 2021	25,000,000	$0.006	$0.003

Outstanding warrants at September 30, 2021 had an aggregate intrinsic value of $82,500.

Series A Preferred Stock

During the year ended December 31, 2018 the Company sold 1 share of Series A Preferred Stock in exchange for $232,500. Each share of Series A Preferred Stock has the voting rights of 350,000,000 shares. The Series A Preferred stock has no liquidation preference, and is not entitled to any dividends paid to common stockholders.

NOTE 6 - LEASES

The Company has operating leases for its administrative offices. For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that the Company will exercise those options. Some leasing arrangements require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. The variable lease payments are not presented as part of the initial ROU asset or lease liability. The Company’s lease agreements do not contain any material restrictive covenants.

During the year ended December 31, 2020, the Company agreed to settle an existing lease in exchange for a note payable of $15,214, which bears interest at 10% or 22% in the event of default. As of the date of this report, the Company is in default of this note. The Company recognized a loss on settlement of $6,944 related to this agreement during the year ended December 31, 2020.

The following table summarizes the lease-related assets and liabilities recorded in the consolidated balance sheet at September 30, 2021 and December 31, 2020:

Lease Position	September 30, 2021	December 31, 2020

Operating lease right-of-use assets	$–	$–
Right of use liability operating lease short term	$242,001	$242,001
Right of use liability operating lease long term	–	$–
Total operating lease liabilities	$242,001	$242,001

The Company recognized operating lease cost of $0 and $72,460 for the nine months ended September 30, 2021 and 2020, respectively. The Company utilizes the incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable.

F-12

The following table provides the maturities of lease liabilities at June 30, 2021:

Maturity of Lease Liabilities at September 30, 2021	Operating Leases
2021	$242,001
2022	–
2023	–
2024	–
2025	–
2026 and thereafter	–
Total future undiscounted lease payments	$242,001
Less: Interest	–
Present value of lease liabilities	$242,001

At September 30, 2021, the Company had no additional leases which had not yet commenced.

NOTE 7 - CONTINGENCIES

Certain disputes have arisen including former affiliates of the Company. In summary: on or about September, 2018, the Company acquired (the “Sale”) certain assets, promises and representations from Layer Six Media and its four individual owners, at least two of whom, Messrs. Bartholomew and Lindauer became directors and employees of the Company (collectively, for this summary, the “Sellers”). It is the Company belief that the individuals departed from their positions and efforts with the Company some time past only realizing recently the legal effect of their activities and actions including not completing obligations as Sellers and obtaining and utilizing assets of the Company in contravention of agreements, instruments and laws. The objectionable activities included an attorney that had done work for the Company, but also for the others noted. The Company is taking a series of civil legal actions and seeking non-civil assistance in relation to the authorities and this includes, among other actions either underway or to be undertaken shortly, late October, early November, a case filed by the Company against certain of the Sellers and the lawyer in Washington D.C. Superior Court, alleging, among other things, fraud, breach of contract, and conversion. Layer Six Media and certain related parties, the “Sellers” noted above, filed a Colorado, Denver District Court, legal action against the Company, early November, 2019, which the Company just recently became aware of, claiming breach of contract, and other allegations, seeking monetary damages allegedly owed in relation to payments allegedly due as to the original Sale. The Company has engaged and consulted lawyers and advisors and provides this disclosure though it does not believe, in the totality of the Company growth plans, solid legal grounds it will prevail, and other aspects, that it will not experience any adverse legal effect from such litigation and litigation related events.

The litigation involving Layer Six Media was dismissed following the Company entering into a sales agreement with Viath LLC. See Note 3.

NOTE 8 - SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date of September 30, 2021 and up through November 15, 2021, which is the date that these financial statements are available to be issued. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date.

In October and November 2021, the Company issued 46,385,221 shares of common stock related to the conversion of a total of $115,000 in principal on the September 18, 2019 convertible note payable.

On November 3, 2021 the Company borrowed an additional $58,824 on the March 21, 2021 financing, receiving $50,000 of cash proceeds.

F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of
Golden Developing Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Golden Developing Solutions, Inc., and its subsidiaries (collectively the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in two-year period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had incurred substantial losses during the year ended December 31, 2019 and as of December 31, 2019, the Company had a working capital deficit. These factors gave rise to substantial doubt that the Company would continue as a going concern. During the year ended December 31, 2020, the Company continued to incur substantial losses, and as of December 31, 2020, the Company still had a working capital deficit; accordingly, the substantial doubt of the Company’s ability to continue as a going concern that existed at December 31, 2019 was not alleviated and is still out standing at December 31, 2020 and up through the date of this report. Management’s plans to address this substantial doubt is set forth in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainly.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

We have served as the Company’s auditor since 2019.

San Mateo, California

September 8, 2021

F-14

GOLDEN DEVELOPING SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$–	$104,070

Total current assets	–	104,070

Property and equipment, net	–	75,000
Right of use asset - operating leases	–	866,251
Other assets	–	58,877
Assets held for sale - non current	–	4,520,928

Total assets	$–	$5,625,126

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$202,507	$103,601
Right of use liabilities - operating leases short-term	242,001	262,964
Line of credit	68,829	48,037
Derivative liability	301,467	–
Notes payable - related party	6,117	6,117
Acquisition notes payable - short-term	50,000	100,500
Note payable, net of discount and deferred financing costs	90,214	16,469
Convertible notes payable, net	182,023	113,904
Liabilities held for sale - current	–	3,993,655

Total current liabilities	1,143,158	4,645,247

Right of use liabilities - operating leases, net of current portion	–	667,236

Total liabilities	1,143,158	5,312,483

Commitments and Contingencies	–	–

Stockholders' equity:
Preferred stock, 35,000,000 shares authorized, $0.0001 par value, Series A Preferred stock, 1 share authorized, 1 share issued and outstanding	–	–
Common stock, 4,000,000,000 shares authorized, $0.0001 par value, 541,507,751 and 667,175,901 shares issued and outstanding, respectively	54,150	66,717
Additional paid-in capital	10,579,303	10,956,552
Accumulated deficit	(11,722,355)	(10,656,370)

Total stockholders' equity attributable to Golden
Developing Solutions, Inc. stockholders	(1,088,902)	366,899
Noncontrolling interest	(54,256)	(54,256)
Total stockholders' equity	(1,143,158)	312,643

Total liabilities and stockholders' equity	$–	$5,625,126

The accompanying notes are an integral part of these consolidated financial statements

F-15

GOLDEN DEVELOPING SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2020 and 2019

	Year Ended
	December 31, 2020	December 31, 2019
Revenue	$–	$–
Cost of revenue	–	–
Gross profit	–	–
Operating Expenses:
Professional fees	134,843	268,378
General and administrative	410,627	1,287,932
Total operating expenses	545,470	1,556,310
Loss From Continuing Operations	(545,470)	(1,556,310)
Other Income (Expense)
Loss on lease settlement	(179,684)	–
Derivative gain (loss)	18,022	–
Interest expense, net	(411,312)	(122,273)
Net Loss From Continuing Operations before tax	(1,118,444)	(1,678,583)
Income Tax Expense	–	–
Net Loss From Continuing Operations	(1,118,444)	(1,678,583)
Net loss from discontinued operations, net of tax	52,459	(7,350,786)
Net Loss	(1,065,985)	(9,029,369)
Net loss attributed to noncontrolling interest	–	51,090
Net Loss Attributed to Golden Developing Solutions, Inc.	$(1,065,985)	$(8,978,279)
Net loss from continuing operations per share - basic and dilutive	$(0.00)	$(0.00)
Net loss from discontinued operations per share - basic and dilutive	$0.00	$(0.01)
Weighted average shares outstanding - basic and dilutive	554,779,890	747,880,625

The accompanying notes are an integral part of these consolidated financial statements

F-16

GOLDEN DEVELOPING SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Golden Developing Solutions Share of Equity	NonControlling	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)	Interest	(Deficit)

Balance December 31, 2018	1	$–	544,842,571	$54,484	$6,582,320	$(1,678,091)	$4,958,713	$(3,166)	$4,955,547

Common shares issued for cash	–	–	122,333,330	12,233	1,506,867	–	1,519,100	–	1,519,100

Common shares issued for acquisition	–	–	147,250,382	14,725	2,621,057	–	2,635,782	–	2,635,782

Common shares returned and cancelled for business disposal	–	–	(147,250,382)	(14,725)	(799,664)	–	(814,389)	–	(814,389)

Stock-based compensation	–	–	–	–	1,045,972	–	1,045,972	–	1,045,972

Net loss	–	–	–	–	–	(8,978,279)	(8,978,279)	(51,090)	(9,029,369)

Balance December 31, 2019	1	–	667,175,901	66,717	10,956,552	(10,656,370)	366,899	(54,256)	312,643

Common shares cancelled for disposition of business	–	–	(170,454,545)	(17,046)	(510,227)	–	(527,273)	–	(527,273)

Stock-based compensation	–	–	44,786,395	4,479	132,978	–	137,457	–	137,457

Net loss	–	–	–	–	–	(1,065,985)	(1,065,985)	–	(1,065,985)

Balance December 31, 2020	1	$–	541,507,751	$54,150	$10,579,303	$(11,722,355)	$(1,088,902)	$(54,256)	$(1,143,158)

The accompanying notes are an integral part of these consolidated financial statements

F-17

GOLDEN DEVELOPING SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2020	December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	(1,118,444)	$(1,678,583)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization expense	–	10,460
Stock-based compensation	137,457	–
Interest expense from increase in convertible notes payable principal	20,000
Derivative (gain) loss	(18,022)
Amortization of right of use assets - operating leases	72,459	164,999
Amortization of debt discount and deferred financing costs	174,767	92,677
Interest expense from derivative liability in excess of principal	159,212	–
Loss on equipment disposal	75,000	–
Inventory impairment	–	91,931
Loss on lease settlement	193,309	–
Net Changes in:
Other assets	–	(58,877)
Accounts payable and accrued expenses	160,281	79,046
Right of use liabilities - operating leases	–	(101,050)
Net cash used in operating activities from continuing operations	(143,981)	(1,399,397)
Net cash used in operating activities from discontinued operations	1,959	537,158
Net cash used in operating activities	(142,022)	(862,239)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	–	(75,000)
Net cash used in investing activities from continuing operations	–	(75,000)
Net cash used in investing activities from discontinued operations	–	(29,755)
Net cash used in investing activities	–	(104,755)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on related party loans	–	(101,171)
Net proceeds from line of credit	20,792	48,037
Proceeds from notes payable	–	150,000
Payments on notes payable	(19,840)	(259,200)
Proceeds from convertible notes payable	37,000	125,000
Payment of deferred financing costs	–	(24,082)
Payments on acquisition notes payable	–	(19,500)
Net proceeds from the sale of common shares	–	1,519,100
Net cash used in financing activities from continuing operations	37,952	1,438,184
Net cash used in financing activities from discontinued operations	–	(371,000)
Net cash provided by financing activities	37,952	1,067,184

NET CHANGE IN CASH AND CASH EQUIVALENTS	(104,070)	100,190

CASH AND CASH EQUIVALENTS, beginning of period	104,070	3,880

CASH AND CASH EQUIVALENTS, end of period	–	$104,070

Supplemental disclosures:
Cash paid for income taxes	$–	$–
Cash paid for interest	$–	$10,900
Noncash activities
Expenses paid by shareholder	$–	$37,500
Note payable issued for acquisition	$–	$2,400,000
Notes payable issued for disposition of Infusionz business	$–	$50,000
Common stock issued for acquisition	$–	$2,635,782
Note payable issued for accounts payable	$75,000	$–
Right of use assets and operating lease obligations recognized	$–	$1,031,250

The accompanying notes are an integral part of these consolidated financial statements

F-18

GOLDEN DEVELOPING SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business. Golden Developing Solutions, Inc. (the “Company” or “GDS”) was organized as a corporation in Nevada in 1998 as American Associates Group. In 2007 the name was changed to Clean Hydrogen Producers, Ltd before being changed in April of 2017 to Golden Developing Solutions, Inc. The Company has structured itself in 2017 as a cannabis holding company and intends to make additional acquisitions in the industry in the near future.

Use of Estimates in Financial Statement Preparation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation. The Company prepares its consolidated financial statements on the accrual basis of accounting. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which have a fiscal year end of December 31. All intercompany accounts, balances and transactions have been eliminated in the consolidation. The Company also consolidates any variable interest entities for which the Company is the primary beneficiary based on whether the Company has the ability to direct the activities that most significantly impact the entities economic performance.

On April 27, 2018, the Company incorporated Pura Vida Vitamins, LLC as a wholly owned subsidiary. Pura Vida Vitamins, LLC entered into two consulting agreements with individuals that paid each consultant $6,000 per month in cash, additional bonuses depending on certain sales-related milestones, and 20,500,000 shares each for the completion of certain sales-related milestones, of which none were earned by either consultant. On July 1, 2018, the Company reorganized the entity to be a joint venture in which it owns 50%, in exchange for the cancelation of these consulting agreements. The Company continues to consolidate the operations of Pura Vida Vitamins, LLC due to its ownership interest combined with a controlling vote of the board of directors which make the Company the primary beneficiary of the joint venture with the ability to significant influence and control the activities of the business. The joint venture had no assets and liabilities of $789 of accounts payable as of December 31, 2019. Selling, general and administrative expense includes $102,391 of expense related to Pura Vida Vitamins, LLC, including depreciation expense of $10,460 and inventory impairment of $91,931.

On September 26, 2018, the Company incorporated Tasos Media LLC as a wholly owned subsidiary.

On March 9, 2019, the Company incorporated CBD Infusionz, LLC as a wholly owned subsidiary.

On October 4, 2019, the Company entered into a termination agreement related to its CBD Infusionz business to dispose of the operations of that business. See Note 3 for additional information.

On January 27, 2020, the Company entered into a termination agreement related to its Layer Six acquisition to dispose of the operations of that business. See Note 3 for additional information.

Reclassifications. Certain prior period amounts have been reclassified to conform to the current period financial statement presentation, including the discontinued operations presentation resulting from the sale of the Company’s Infusionz operations in October 2019 and from the sale of the Layer Six business in January 2020. See Note 3.

Inventories. Inventories are stated at the lower of cost or net realizable value, using the first-in, first-out method. The Company reviews its inventory for obsolescence and any inventory identified as obsolete is reserved or written off. The Company’s determination of obsolescence is based on assumptions about the demand for its products, product expiration dates, estimated future sales, and management’s future plans.

F-19

As of December 31, 2020, and December 31, 2019, inventory consists of the following components:

	December 31, 2020	December 31, 2019
Raw materials and supplies	$–	$–
Finished products	–	–
Total inventory	$–	$–

The Company fully impaired its inventory held by Pura Vida as of December 31, 2019

Goodwill, Intangible Assets, and Long-Lived Assets. Goodwill is carried at cost and is not amortized. The Company tests goodwill for impairment on an annual basis, relying on a number of factors including operating results, business plans, economic projections, anticipated future cash flows and marketplace data. Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests according to specifications set forth in ASC 350.

The fair value of the Company’s reporting unit is dependent upon the Company’s estimate of future cash flows and other factors. The Company’s estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows. Estimated future cash flows are adjusted by an appropriate discount rate derived from the Company’s market capitalization plus a suitable control premium at date of the evaluation.

The financial and credit market volatility directly impacts the Company’s fair value measurement through the Company’s weighted average cost of capital that the Company uses to determine its discount rate and through the Company’s stock price that the Company uses to determine its market capitalization. Therefore, changes in the stock price may also affect the amount of impairment recorded.

The Company recognizes an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. During the year ended December 31, 2019, the Company recognized an impairment loss of $2,204,160 related to the disposal of its CBD Infusionz business in October 2019, recognized an impairment loss of $3,456,170 related to the Layer Six Divestiture classified as held for sale as of December 31, 2019. See Note 3.

During the year ended December 31, 2019, the Company paid $75,000 towards the purchase of new equipment. The purchase was abandoned as of December 31, 2020; therefore, the deposit of equipment was written off as expense.

Fair Value of Financial Instruments

As defined in ASC 820” Fair Value Measurements,” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

F-20

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs which reflect a reporting entity’s own assumptions about the assumptions that market participants would use for pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

The following table summarizes fair value measurements by level at December 31, 2020 and December 31, 2019, measured at fair value on a recurring basis:

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets
None	$–	$–	$–	$–

Liabilities
Derivative liabilities	$–	$–	$301,467	$301,467

December 31, 2019	Level 1	Level 2	Level 3	Total
Assets
None	$–	$–	$–	$–

Liabilities
None	$–	$–	$–	$–

The recorded amounts of financial instruments, including cash equivalents, investments, accounts payable, accrued expenses, note payable and loan from related parties approximate their market values as of December 31, 2020 and 2019 due to the intended short-term maturities of these financial instruments.

Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments and measurement of their fair value for accounting purposes. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815. The Company applies the guidance in ASC 815-40-35-12 to determine the order in which each convertible instrument would be evaluated for derivative classification. The Company’s policy is to evaluate for reclassification contracts with the earliest maturity date first.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

Revenue Recognition. The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. Prior to the disposal of the Layer Six business, the Company primarily earned revenue from subscription services for its online and mobile cannabis services hub, www.wheresweed.com. This online and mobile service hub allows marijuana business to advertise their location and services offered and allows users of the Company’s website to locate nearby cannabis businesses. As discussed in Note 3, the Company disposed of the Layer Six business in January 2020, and therefore the results of operations, including all revenue, are included in net loss from discontinued operations. With the acquisition of the Infusionz LLC assets in 2019, the Company also recognized revenue from the sales of cannabinoid-based products. The Infusionz business was disposed of in October 2019, and all revenue from the period of ownership of the business is included in net loss from discontinued operations. The Company has also developed an online retail business for CBD, hemp oil and health/wellness related products through the Pura Vida joint venture. The Company has not yet begun to sell inventory products through this online retail business as of December 31, 2020.

F-21

Revenue is recognized when control of the services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for the services.

Revenue is recognized based on the following five step model:

-	Identification of the contract with a customer
-	Identification of the performance obligations in the contract
-	Determination of the transaction price
-	Allocation of the transaction price to the performance obligations in the contract
-	Recognition of revenue when, or as, the Company satisfies a performance obligation

Performance Obligations

Through the Layer Six business, the Company generates revenue from subscriptions to the Company’s online services and sales of cannabinoid products. Subscription revenue is recognized on a ratable basis over the contract term beginning on the date that the service is made available to the customer. For contracts with multiple performance obligations, the Company allocates the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. The Company uses an observable price to determine the stand-alone selling price for separate performance obligations or a cost plus margin approach when one is not available. Historically the Company’s contracts have not had multiple performance obligations. For subscription revenue, the Company’s performance obligations are recognized over a time period equal to the length of the subscription period, which is generally 30 days. Revenue related to the sales of products are recognized at the point in time at which control transfers to the buyer.

Sales, value add, and other taxes collected concurrent with revenue-producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. Payment terms between invoicing and when payment is due is less than one year. As of December 31, 2020, none of the Company’s contracts contained a significant financing component.

The Company elected the practical expedient to not adjust the amount of revenue to be recognized under a contract with an end user for the effects of time value of money when the timing difference between receipt of payment and recognition of revenue is less than one year.

Transaction Price Allocated to the Remaining Performance Obligations

The subscription revenue for its website services is collected up front for a 30 day period. At the end of each reporting period, the Company performs a calculation to determine the portion of that period for which services have not yet been provided. From time to time, the Company may receive payment for sales of its products from a customer before the goods have shipped. This amount is considered a contract liability and is recorded as deferred revenue. At December 31, 2020 and December 31, 2019, the Company had no revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period.

Contract Costs

Costs incurred to obtain a customer contract are not material to the Company. The Company elected to apply the practical expedient to not capitalize contract costs to obtain contracts with a duration of one year or less, which are expensed and included within cost of goods and services.

Critical Accounting Estimates

Estimates are used to determine the amount of variable consideration in contracts, the standalone selling price among separate performance obligations and the measure of progress for contracts where revenue is recognized over time. The Company reviews and updates these estimates regularly.

F-22

Cost of Revenue. Cost of revenue includes costs of managed hosting providers and amortization of acquired software-related intangible assets, and personnel related costs associated with hosting our subscription services, maintenance and testing of the platform and providing technical support to customers. Additionally, cost of revenue includes all costs to purchase and assemble the cannabinoid-based products previously sold by the Company prior to the disposition of the Infusionz business.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include advertising and promotional costs and research and development costs. Also included in Selling, general and administrative expenses are share-based compensation, certain warehousing fees, non-manufacturing overhead, personnel and related expenses, rent on operating leases, and professional fees. Advertising and promotional costs are expensed as incurred and totaled $639 and $26,844 in the years ended December 31, 2020 and 2019, respectively.

Stock-Based Compensation. The Company applies Topic 718 “Share-Based Payments” (“Topic 718”) to share-based compensation, which requires the measurement of the cost of services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. Compensation cost is recognized when the event occurs. The Black-Scholes option-pricing model is used to estimate the fair value of options granted.

The Company accounts for equity-based transactions with non-employees under the provisions of ASC Topic No. 505-50, “Equity-Based Payments to Non-Employees” (“Topic No. 505-50”). Topic No. 505-50 establishes that equity-based payment transactions with non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Income Taxes. The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740-10, “Accounting for Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year; and, (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken on a tax return. Under ASC 740-10, a tax benefit from an uncertain tax position taken or expected to be taken may be recognized only if it is “more likely than not” that the position is sustainable upon examination, based on its technical merits. The tax benefit of a qualifying position under ASC 740-10 would equal the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all the relevant information. A liability (including interest and penalties, if applicable) is established to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Related interest and penalties, if any, are included as components of income tax expense and income taxes payable.

Basic Earnings (Loss) Per Share. The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per Share.” ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Given the net losses of the Company during the years ended December 31, 2020 and 2019, the effects of outstanding stock options were anti-dilutive resulting in basic and diluted loss per weighted average common shares outstanding equal. See Note 6.

Related Parties. The registrant follows ASC 850-10 for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include (a) affiliates of the registrant; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825 10 15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the registrant; © management of the registrant; (f) other parties with which the registrant may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

F-23

(a)	The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include:a) the nature of the relationship(s) involved; (b) description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

During the year ended December 31, 2019, the Company paid $100,288 and $36,000 of consulting fees to a company controlled by a Director of the Company.

Recently Issued Accounting Standards.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02). Under ASU No. 2016-2, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU No. 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, The Company adopted this standard on January 1, 2019 using the modified retrospective method. The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients’, which permitted the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs; and all of the new standard’s available transition practical expedients.

On adoption, the Company recognized additional operating liabilities of $102,878, with corresponding Right of Use assets of the same amount based on the present value of the remaining minimum rental payments under current leasing standards for its existing operating leases. Company does not have any leases classified as a finance lease under ASC 842. See Note 7 for additional information on leases.

The new standard also provides practical expedients for a company’s ongoing accounting. The Company elected the short-term lease recognition exemption for its leases. For those leases with a lease term of 12 months or less, the Company will not recognize ROU assets or lease liabilities. The Company also made an accounting policy election to combine lease and non-lease components of operating leases for all asset classes.

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 71–) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the accounting for share-based payment awards issued to employees and nonemployees. Under ASU No. 2018-07, the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. In addition, the contractual term will be able to be used in lieu of an expected term in the option-pricing model for nonemployee awards. The Company adopted the provisions of the guidance on January 1, 2019 with no material impact on the Company’s consolidated financial statements and disclosures.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

NOTE–2 - GOING CONCERN AND LIQUIDITY

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company had incurred substantial losses during the year ended December 31, 2019 and as of December 31, 2019, the Company had a working capital deficit. These factors gave rise to substantial doubt that the Company would continue as a going concern. During the year ended December 31, 2020, the Company had $0 cash and no revenue to meets its ongoing operating expenses, and liabilities of $1,143,158 all of which are due within 12 months, and as of December 31, 2020, the Company still had a working capital deficit; accordingly, the substantial doubt of the Company’s ability to continue as a going concern that existed at December 31, 2019 was not alleviated and is still outstanding at December 31, 2020 and up through the date of this report.

The financial statements for the years ended December 31, 2020 and 2019 have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company anticipates future losses in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and, or, obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with loans or contributions from related parties and, or, the sale of common stock. There is no assurance that this series of events will be satisfactorily completed.

F-24

Financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that may be necessary if the Company is unable to continue as a going concern.

NOTE 3 – ACQUISITIONS AND DIVESTITURES

Layer Six Divestiture

On January 27, 2020 (the “Closing Date”) the Company entered into an Asset Purchase Agreement (the “Layer Six Sale Agreement”) with Viath, LLC, a Colorado limited liability company (“Viath”) controlled by the original sellers of Layer Six, whereby the Company agree to sell the assets and liabilities associated with the Layer Six business.

The Termination Agreement provides that the Company will sell all of the Layer Six assets to Viath, along with release from all claims and certain litigation. The Termination Agreement also provides for the termination of the Employment Agreements between the Company and each of David Lindaur and Tyler Batholomew and Bill Anders.

The Layer Six Sale Agreement also provides that the associated members of Layer Six will return the 170,454,545 shares of common stock consideration granted to them pursuant to the Asset Purchase Agreement. The fair value of the stock consideration to be returned to the Company is approximately $477,273 at the time of the Sale Agreement. These shares were returned to the Company and cancelled in February 2020.

As a result of this Termination Agreement, the assets and liabilities of the Layer Six operations have been reflected as assets and liabilities held for sale in the Company’s consolidated balance sheets as follows:

As of December 31, 2019
Property and Equipment, net	$5,191
Intangible assets, net	2,985,271
Goodwill	1,530,466
Assets held for sale	4,520,928

Accounts Payable and accrued expenses	560,666
Acquisition notes payable	3,432,989
Liabilities related to assets held for sale	$3,993,655

The Layer Six Termination Agreement qualifies as a discontinued operation in accordance with U.S. GAAP. As a result, operating results and cash flows related to the Infusionz operations have been reflected as discontinued operations in the Company’s condensed consolidated statements of operations, condensed consolidated statements of cash flows and condensed consolidated statements of other comprehensive income/loss for the periods presented.

During the year ended December 31, 2019, the Company recorded an impairment loss on its goodwill balance related to the Layer Six Acquisition of $3,456,170, based on an analysis of the consideration received in January 2020 related to the Sale agreement.

Infusionz Acquisition

In March 2019, the Company purchased the assets of CBD Infusionz, LLC, a Colorado based company. The transaction was accounted for as a business combination.

The aggregate consideration for the Infusionz Acquisition was as follows:

Amount
147,250,382 shares of common stock	$2,635,782
Note payable	2,400,000
Total consideration transferred	$5,035,782

F-25

The note payable was unsecured, bears interest at 3% per year and is due in 24 equal monthly installments beginning in June 2019. The Company paid $100,000 on this note during the year ended December 31, 2019, and the Company was in default of this obligation as of December 31, 2019. Interest accrues at 15% per year in the event of default.

In conjunction with the Infusions Acquisition, the Company agreed to fund the new subsidiary with $300,000 of cash, with $150,000 provided during the year ended December 31, 2019. These transactions were recorded as intercompany transactions and eliminate upon consolidation. The Company entered into an employment with two employees of CBD Infusionz. The employees were to receive a combined total salary of $270,000 per year over the two-year term of the agreement, with automatic one-year renewals thereafter. The Company issued a total 112,994,350 stock options with exercise prices of $0.018 to two employees of Infusionz LLC, with half vested immediately upon execution of the agreement, and the remainder vesting monthly over a two-year term. The options had a 10-year exercise period, and an exercise price based on the closing price of the Company’s stock at the execution of the agreement. See Note 6.

The employment agreements also provide for combined earn out payments of up to $2,000,000 over a period of four years depending on sales targets being met, with $500,000 in each of the four years. The Company determined that these payments qualified as compensation for future services of the sellers.

As part of the acquisition, a company controlled by a Director of the Company will be paid a fee of $150,000 by the sellers of Infusionz, LLC for representation of the sellers of Infusionz, LLC. The $150,000 fee is related to an agreement between the sellers of Infusionz, LLC and the director for brokering the sale of their business. The entire fee of $150,000 is included as part of the purchase price and not recorded as an expense. The Company did not incur any portion of this broker fee and did not receive any benefit from the services provided by this individual to earn the fee.

The following information summarizes the allocation of the fair values assigned to the assets at the purchase date:

	Amount	Useful Life (years)
Equipment, computers and furniture	$29,429	3
Inventory	90,733	n/a
Right of use assets – operating leases	23,315	n/a
Goodwill	4,915,620	n/a
Right of use liabilities – operating leases	(23,315)	n/a
Net assets acquired	$5,035,782

Infusionz Divestiture

On October 4, 2019 the Company entered into a Termination Agreement (the “Termination Agreement”) with Infusionz, LLC, a Colorado limited liability company (“Infusionz”) on October 4, 2019 (the “Closing Date”), whereby the Company and Infusionz elected to terminate the March 8, 2019 Asset Purchase Agreement (the “Asset Purchase Agreement”). The Asset Purchase Agreement resulted in the Company’s acquisition of Infusionz’s assets. Infusionz and the Company agreed to unwind the Company’s acquisition of Infusionz’s assets pursuant to the terms of the Asset Purchase Agreement.

The Termination Agreement provides that the Company will return all of Infusionz’s assets to Infusionz and will transfer and assign leases for three properties in Colorado (two in Denver and one in Lakewood) to Infusionz. The Termination Agreement also provides for the termination of the Employment Agreements between the Company and each of Nathan Weinberg and Joe Reid.

The Termination Agreement provides that Infusionz and all associated members returned the 147,250,382 shares of common stock consideration granted to them pursuant to the Asset Purchase Agreement., which were cancelled. Additionally, the stock options previously awarded to certain employees of CBD Infusionz described above were cancelled. The fair value of the stock and option consideration returned to the Company was $814,389. The Termination Agreement provides that Infusionz will release the Company from the promissory note issued as payment for the assets pursuant to the Asset Purchase Agreement (the “Original Note”) and any and all obligations therein. The Termination Agreement provides that the Company will issue two unsecured promissory notes to Infusionz each in the principal amount of $25,000 with neither of these notes being convertible (the “Notes”). The Termination Agreement further provides that the Company will assign, and Infusionz will assume, certain assets and contracts as defined therein.

F-26

The Notes became effective as of the Closing Date, and both Notes are due and payable on December 31, 2019 (the “Maturity Dates”). The Notes entitles Infusionz to 3% interest per annum. Upon an Event of Default (as defined in the Notes), the Notes entitle Infusionz to interest at the rate of 15% per annum. The Company may prepay the principal outstanding together with accrued and unpaid interest in whole or in part at anytime without penalty or premium pursuant to the terms of the Notes. In the event of a default, without demand, presentment or notice, the Note shall become immediately due and payable. The Company is currently in default of these agreements.

As a result of this Termination Agreement, the assets and liabilities of the Infusionz operations that were transferred to the sellers of CBD Infusionz were as follows:

Accounts Receivable	$67,485
Inventory	221,284
Due from Sellers of CBD Infusionz, LLC	143,791
Property and Equipment, net	50,185
Goodwill	2,711,460
Accounts Payable and accrued expenses	(73,983)
Acquisition notes payable	(2,300,000)
Other Liabilities	(15,000)
Net assets disposed	$805,222

The Infusionz Termination Agreement qualified as a discontinued operation in accordance with U.S. GAAP. As a result, operating results and cash flows related to the Infusionz operations have been reflected as discontinued operations in the Company’s consolidated statements of operations, consolidated statements of cash flows and consolidated statements of other comprehensive income/loss for the periods presented.

During the year ended December 31, 2019, the Company recorded an impairment loss on its goodwill balance related to the Infusionz Acquisition of $2,204,160, based on an analysis of the consideration received in October 2019 related to the Termination agreement.

Components of amounts reflected in the Company’s consolidated statements of operations related to discontinued operations discussed above are presented in the following table for the years ended December 31, 2020 and 2019:

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019
Revenue	$28,970	$3,083,027
Cost of Revenue	-	(1,537,235)
Gross Profit	28,970	1,545,792
Selling, general and administrative	27,011	2,404,861
Impairment loss	-	2,204,160
Operating gain(loss)	$1,959	$(3,063,229)
Gain on extinguishment of liabilities	50,500	-
Interest expense	-	(38,753)
Net income (loss) from discontinued operations	$52,459	$(3,101,982)

NOTE 4 – DEBT

Notes Payable

During the year ended December 31, 2018, the Company entered into a future revenue financing arrangement. The Company received $50,000 in cash proceeds and must repay $70,000. Payments are withdrawn from the Company’s bank account on a daily basis in the amount of $292 per day and are secured by the future revenue of the Company. The Company recorded a debt discount of $20,000 and paid deferred financing costs of $3,499 during the year ended December 31, 2018. The loan was paid in full during the year ended December 31, 2019, and the Company amortized remaining debt discount of $19,167 and deferred financing fees of $3,395 through the repayment date.

F-27

On January 29, 2019, the Company entered into a future revenue financing arrangement. The Company received $50,000 in cash proceeds and must repay $71,500. Payments are withdrawn from the Company’s bank account on a daily basis in the amount of $550 per day and are secured by the future revenue of the Company. The Company recorded a debt discount of $21,500 and paid deferred financing costs of $3,544. The loan was paid in full during the year ended December 31, 2019, and the Company amortized remaining debt discount of $21,500 and deferred financing fees of $3,544 through the repayment date.

On July 3, 2019, the Company entered into a future revenue financing arrangement. The Company received $100,000 in cash proceeds and must repay $139,000. Payments are withdrawn from the Company’s bank account on a daily basis in the amount of $993 per day and are secured by the future revenue of the Company. The Company recorded a debt discount of $39,000 and paid deferred financing costs of $5,038. The Company made repayments of $19,840 and $57,594 during the year ended December 31, 2020 and 2019 respectively. The company has amortized $2,985 and $17,709 of debt discount and $386 and $2,388 of deferred financing costs for the years ended December 31, 2020 and 2019 respectively. As of December 31, 2020, outstanding principal on this note was $0, unamortized debt discount was $0 and unamortized deferred financing costs were $0.

During 2020, the Company entered into a note payable agreement with a vendor related to $75,000 of accounts payable. The note bears interest at 10% per annum and is due on demand.

Notes Payable related party

In May of 2018, the Company issued a $70,025 Note payable to a related party for cash proceeds received. The related party also paid $2,000 of expense on behalf of the Company. The note was unsecured, with no stated interest rate and is due on demand. During the year ended December 31, 2019, $63,671 was repaid resulting in a balance of $6,117 as of December 31, 2020 and 2019.

Line of Credit

In September 2019, the Company entered into a line of credit with an available amount of $96,300. The line of credit matures in September 2020, and the Company may pay interest of up to $12,000. The Company has net borrowings of $82,454 outstanding as of December 31, 2020. In April 2020, the line of credit was terminated, and in February 2021, the CEO of the Company paid $25,200 on behalf of the Company to settle the current balance, including accrued interest, of $83,817 in full on behalf of the Company.

Convertible Debt

On September 18, 2019, the Company entered into an unsecured convertible promissory note, with a principal amount of $125,000. The Company received net cash proceeds of $109,500 after payment fees of $15,500. The convertible note bears interest at 10% and matures on September 18, 2020, with interest accruing at a rate of 18% if the Company is in default. Beginning six months after the issuance of the note, the holder may convert the note at any time through the maturity date into shares of common stock, to the extent and provided that no holder of these notes was or will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion. The conversion price is determined based on 65% of the three lowest trading prices during the 20 trading days prior to the conversion date. Accrued interest may be converted into shares of common stock using the same conversion price. Unamortized deferred financing costs were $0 as of December 31, 2020 related to this convertible note, with $11,096 of amortization of debt discount during the year ended December 31, 2019.

The Company evaluated the embedded conversion feature within the above convertible promissory note under ASC 815-15 and ASC 815 -40 and determined embedded conversion feature does meets the definition of a liability on the date the note became convertible. The Company accounted for the intrinsic value of Conversion Feature inherent to the convertible promissory note utilizing Black-Scholes model with volatility, measurement date Treasury yield curve rate of one-year or six-month bond, closing stock price, convertible period, and conversion price as inputs. A total debt discount of $117,758 was recorded along with a day one derivative loss of $141,042. Unamortized debt discount costs were $0 as of December 31, 2020 related to this convertible note.

On January 14, 2020, the Company entered into an unsecured convertible promissory note, with a principal amount of $40,000. The Company received net cash proceeds of $37,000 after payment of fees of $3,000. The convertible note bears interest at 10% and matures on January 14, 2021, with interest accruing at a rate of 22% if the Company is in default. Beginning six months after the issuance of the note, the holder may convert the note at any time through the maturity date into shares of common stock, to the extent and provided that no holder of these notes was or will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion. The conversion price is determined based on 61% of the lowest trading price during the 20 trading days prior to the conversion date. Unamortized discount was $0 as of December 31, 2020. During the year ended December 31, 2020, the Company was in default of the agreement and incurred an additional $20,000 of principal, which was recorded as interest expense.

F-28

The Company evaluated the embedded conversion feature within the above convertible promissory note under ASC 815-15 and ASC 815 -40 and determined embedded conversion feature does meets the definition of a liability on the date the note became convertible. The Company accounted for the intrinsic value of Conversion Feature inherent to the convertible promissory note and a total debt discount of $39,131 was recorded along with a day one derivative loss of $21,558. Unamortized debt discount costs were $2,977 as of December 31, 2020 related to this convertible note.

NOTE 5 - FAIR VALUE OF FINANCIAL INSTRUMENTS

As defined in ASC 820” Fair Value Measurements,” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The following table summarizes fair value measurements by level at December 31, 2020 and December 31, 2019, measured at fair value on a recurring basis:

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets
None	$–	$–	$–	$–

Liabilities
Derivative liabilities	$–	$–	$301,467	$301,467

December 31, 2019	Level 1	Level 2	Level 3	Total
Assets
None	$–	$–	$–	$–

Liabilities
None	$–	$–	$–	$–

Short-term instruments, including cash, accounts payable and accrued expenses, line of credit, and short-term notes are measured at amortized cost which is approximate fair value due to the relatively short period to maturity for these instruments.

NOTE 6 - DERIVATIVE LIABILITIES

As discussed in Note 4 – Convertible Notes Payable, the Company analyzed the conversion features of the agreements for derivative accounting consideration under ASC 815-15 “Derivatives and Hedging” and determined that the embedded conversion features should be classified as a derivative because the exercise price of these convertible notes are subject to a variable conversion rate. The Company has determined that the conversion feature is not considered to be solely indexed to the Company’s own stock and is therefore not afforded equity treatment. In accordance with AC 815, the Company has bifurcated the conversion feature of the notes and recorded a derivative liability.

The embedded derivatives for the notes are carried on the Company’s balance sheet at fair value. The derivative liability is marked- to-market each measurement period and any unrealized change in fair value is recorded as a component of the income statement and the associated fair value carrying amount on the balance sheet is adjusted by the change.

F-29

The fair value of the embedded derivatives for the notes were determined using the Black-Scholes option pricing model based on the following assumptions during the fiscal year ending December 31, 2020: (1) dividend yield of 0%, (2) expected volatility ranging from 203% - 242%, (3) risk- free interest rate ranging from 0.09% – 0.16%, (4) expected life 0.5 - 1 year, and (5) estimated fair value of the Company’s common stock ranging from $0.0015 - $0.0018 per share. The instrument was fair valued on the date it became convertible and the period end date of December 31, 2020.

The table below presents the change in the fair value of the derivative liability:

Fair value as of December 31, 2019	$–
Fair value on the date of issuance recorded as debt discounts	156,889
Day 1 loss	162,600
Gain on change in fair value of derivatives	(18,022)
Fair value as of Current period end	$301,467

NOTE 5 – STOCKHOLDERS’ EQUITY

In March 2019, the Board of Directors of the Company amended the Company’s articles of incorporation to increase the authorized common shares to 975,000,000. On July 17, 2019, the Board of Directors approved the below Corporate Actions and recommended to the stockholders of the Company that they approve the Corporate Actions. On July 17, 2019, a majority of the Company’s stockholders, approved the following actions:

•	The granting of discretionary authority to the Board, at any time or times for a period of 12 months after the date of the Written Consent, to adopt an amendment to the Certificate, to effect a reverse stock split at a ratio of a minimum of 1 to 5 and a maximum of 1 to 500, such ratio to be determined by the Board, or to determine not to proceed with the reverse stock split (the “Reverse Stock Split”); and

•	The approval of an amendment to the Certificate increasing the number of shares of Common Stock the Company is authorized to issue from 975,000,000 to 4,000,000,000 as provided for herein (the “Increase in Authorized Shares”, and together with the Reverse Stock Split, the “Corporate Actions”).

The Reverse Stock Split has not been executed to date.

During the year ended December 31, 2019, the Company issued 122,333,330 shares of common stock in exchange for cash proceeds of $1,519,100. The Company also issued 147,250,382 shares of common stock to the sellers of the CBD Infusionz, with a fair value of $2,635,782. As part of the Termination Agreement signed in October 2019, 147,250,382 of these shares were returned to the Company and cancelled.

The Company was also due to issue 4,210,526 shares to a seller of the Layer Six business, which were not issued during the year ended December 31, 2019. The Company recognized $80,000 of expense during the year ended December 31, 2018 related to these shares which vested on January 1, 2019. The Company recognized an additional $80,000 of stock-based compensation expense during the year ended December 31, 2019 for shares to be issued to this employee that will vest on January 1, 2020. The shares were not issued, and the employee no longer has a right to the shares as a result of the Layer Six Divestiture.

In February 2020, the Company entered into a financial advisory and placement services, whereby the service provider will receive $15,000 per month of cash for a period of 18 months and an award of 20,000,000 shares of common stock, which were issued on February 28, 2020, with a fair value of $52,000. The service provider will also earn a placement fee from any fundraising efforts closed through any financing source it introduces to the Company, equal to 10% of the gross amount of investment, payable in cash.

On February 28, 2020, the Company issued a total of 44,786,395 shares of common stock to a consulting firm for investor relations services rendered, with a fair value of $99,094.

During the year ended December 31, 2020, the Company agreed to issue 42,626,221 shares with a fair value of $38,364 to a former employee for past due compensation. The shares have not yet been issued.

F-30

Stock Options

As discussed in Note 3, the Company committed to awarding a total of 112,994,350 stock options to two employees of Infusionz LLC as part of their employment agreements with the Company. The options have an exercise price based on the closing price at the vesting date, a term of 10 years, with half awarded and vesting at issuance and the remainder vesting in equal monthly installments over a two-year period from the acquisition date. During the year ended December 31, 2019, a total of 74,341,809 options vested, with a fair value of $965,972 estimated using the Black-Scholes option pricing model and the following assumptions: volatility of between 69.1% and 70.25% based on a comparable company peer group, expected term of 10 years, risk-free rate of between 1.5% and 2.6%, and a dividend yield of 0%.

As part of the Termination Agreement discussed in Note 3, these options were cancelled entirely, and no further options can be earned by the two former employees.

The following summarizes stock option activity during the year ended December 31, 2019:

Stock Options
	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2018	–	$–	$–
Granted	74,341,809	0.017	0.013
Cancelled	(74,341,809)	(0.017)	(0.013)
Expired	–	–	–
Exercised	–	–	–
Outstanding at December 31, 2019	–	$–	$–
Exercisable at December 31, 2019	–	$–	$–

During the year ended December 31, 2020 the company did not award any stock options.

Series A Preferred Stock

During the year ended December 31, 2018 the Company sold 1 share of Series A Preferred Stock in exchange for $232,500. Each share of Series A Preferred Stock has the voting rights of 350,000,000 shares. The Series A Preferred stock has no liquidation preference, and is not entitled to any dividends paid to common stockholders.

NOTE 6 – INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. The Company has incurred net losses in past years and, therefore, has no tax liability.

The Company reported no uncertain tax liability as of December 31, 2020 and expects no significant change to the uncertain tax liability over the next twelve months.

The cumulative net operating loss carryforward is approximately $2,919,000 at December 31, 2020 and will expire beginning in the year 2037.

	December 31, 2020	December 31, 2019

Deferred tax asset	$613,000	$490,000
Valuation allowance	(613,000)	(490,000)

Net deferred tax asset	$–	$–

F-31

NOTE 7 - LEASES

The Company has operating leases for its administrative offices. For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that the Company will exercise those options. Some leasing arrangements require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. The variable lease payments are not presented as part of the initial ROU asset or lease liability. The Company’s lease agreements do not contain any material restrictive covenants.

At adoption of ASC 842, the Company recognized right of use assets and liabilities for operating leases of $102,878 related to its office space lease, which has a monthly payment of $4,134 and expires in March 2021. As part of the Infusionz Acquisition, the Company assumed the business’ operating lease for warehouse space. The Company recognized preliminary estimates of the right of use assets and liabilities related of this operating lease of $23,315. The lease has a monthly payment of $4,000 through August 31, 2019. The Infusionz business also has two rental agreements with total payments of $3,800 per month with month to month terms. In April 2018, Pura Vida Vitamins LLC entered into a month to month rental agreement for office space for $1,000 per month.

During the year ended December 31, 2019, the Company entered into a real estate lease for office and warehouse space in Colorado. The lease has monthly payments ranging from approximately $19,500 to $23,700 over the lease term of 54 months. The Company has an option to acquire the leased premises at the conclusion of the lease for a purchase price of $3,500,000. Under ASC 842, this lease was determined to be an operating lease, and a right of use asset and lease liability of $928,372 was recognized at commencement of the lease. The Company did not consider the purchase option to be reasonably certain of exercise in its analysis of the lease. The Company paid a security deposit of $58,749 at commencement, along with first and last month’s rent, for a total of $102,000. During the year ended December 31, 2020, the Company was notified by its landlord to vacate the premises and lost the use of the asset. The landlord subleased the property and agreed to accept one year of payments as final settlement of the lease. The Company recognized a loss on settlement of $172,740 related to this lease.

During the year ended December 31, 2020, the Company agreed to settle an existing lease in exchange for a note payable of $15,214, which bears interest at 10% or 22% in the event of default. As of the date of this report, the Company is in default of this note. The Company recognized a loss on settlement of $6,944 related to this agreement.

The following table summarizes the lease-related assets and liabilities recorded in the consolidated balance sheet at December 31, 2020 and 2019:

Lease Position	December 31, 2020	December 31, 2019

Operating lease right-of-use assets	$–	$866,251
Right of use liability operating lease short term	$242,001	$262,964
Right of use liability operating lease long term	–	$667,236
Total operating lease liabilities	$242,001	$1,796,451

The Company recognized operating lease cost of $72,459 and $113,807 for the years ended December 31, 2020 and 2019, respectively. The Company utilizes the incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable.

The following table provides the maturities of lease liabilities at December 31, 2020:

Maturity of Lease Liabilities at December 31, 2020	Operating Leases
2021	$242,001
2022	–
2023	–
2024	–
2025	–
2026 and thereafter	–
Total future undiscounted lease payments	$242,001
Less: Interest	–
Present value of lease liabilities	$242,001

F-32

At December 31, 2020, the Company had no additional leases which had not yet commenced.

NOTE 8 - CONTINGENCIES

Certain disputes have arisen including former affiliates of the Company. In summary: on or about September 2018, the Company acquired (the “Sale”) certain assets, promises and representations from Layer Six Media and its four individual owners, at least two of whom, Messrs. Bartholomew and Lindauer became directors and employees of the Company (collectively, for this summary, the “Sellers”). It is the Company belief that the individuals departed from their positions and efforts with the Company some time past only realizing recently the legal effect of their activities and actions including not completing obligations as Sellers and obtaining and utilizing assets of the Company in contravention of agreements, instruments and laws. The objectionable activities included an attorney that had done work for the Company, but also for the others noted. The Company is taking a series of civil legal actions and seeking non-civil assistance in relation to the authorities and this includes, among other actions either underway or to be undertaken shortly, late October, early November, a case filed by the Company against certain of the Sellers and the lawyer in Washington D.C. Superior Court, alleging, among other things, fraud, breach of contract, and conversion. Layer Six Media and certain related parties, the “Sellers” noted above, filed a Colorado, Denver District Court, legal action against the Company, early November 2019, which the Company just recently became aware of, claiming breach of contract, and other allegations, seeking monetary damages allegedly owed in relation to payments allegedly due as to the original Sale. The Company has engaged and consulted lawyers and advisors and provides this disclosure though it does not believe, in the totality of the Company growth plans, solid legal grounds it will prevail, and other aspects, that it will not experience any adverse legal effect from such litigation and litigation related events.

The litigation involving Layer Six Media was dismissed following the Company entering into a sales agreement with Viath LLC. See Note 3.

NOTE 9 - SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date of December 31, 2020 and up through September 7, 2021, which is the date that these financial statements are available to be issued. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date.

In March 2021, the Company entered into a Senior Secured convertible promissory note for an aggregate principal amount of $588,235. The note had an original issue discount of $88,235, bears interest at the greater of Prime plus 8% or 14%. The cash proceeds are to be distributed in tranches, with the first tranche of $65,000 being advanced in March 2021, with $15,000 of the amount paying legal fees related to the note payable. Each tranche has a maturity date of 9 months from the date of funding of that tranche. The principal and accrued interest are convertible into shares of the Company’s common stock at a fixed price of $0.002. In the event of default, the conversion price will be 60% of the lowest intraday rice during the previous 21 days from conversion. If the Company issues or sells common stock or any instrument that is convertible or exercisable into common stock at a price less than the fixed conversion price, the fixed conversion price shall be reset to such lower price. The holder of these notes is not permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion.

The Company issued 30,000,000 shares of stock to the lender as a deferred finance cost and granted a warrant to purchase 25,000,000 shares of common stock at a fixed price of $0.006 for a period of 10 years. If the Company issues or sells common stock or any instrument that is convertible or exercisable into common stock at a price less than the fixed conversion price, the fixed conversion price shall be reset to such lower price. The lender will receive an additional 25,000,000 warrants upon fully funding the convertible note payable.

In April 2020, the Company’s line of credit was terminated by the lender. In February 2021, the Company’s CEO paid $25,200 to settle the current balance, including accrued interest, of $83,817 in full on behalf of the Company.

As of September 7, there were 571,507,751 shares of common stock outstanding.

F-33

PART III – EXHIBITS

Index to Exhibits

Exhibit No.:	Description of Exhibit	Incorporated by Reference to:
2. Charter and Bylaws
2.1	Articles of Incorporation, as amended	Exhibit 3.1 to Form 10-12(g) filed on May 1, 2019
2.2	Series A Certificate of Designation	Exhibit 3.2 to Form 10-12(g) filed on May 1, 2019
2.3	Certificate of Amendment to Amended and Restated Articles of Incorporation, dated September 13, 2018	Exhibit 3.4 to Form 10-12(g)/A filed on July 2, 2019
2.4	Certificate of Amendment to Amended and Restated Articles of Incorporation, dated March 6, 2019	Exhibit 3.5 to Form 10-12(g)/A filed on July 2, 2019
2.5	Bylaws	Exhibit 3.3 to Form 10-12(g) filed on May 1, 2019
4. Subscription Agreement
4.1	Subscription Agreement	Filed herewith
6. Material Agreements
6.1	Form of 3% Promissory Note issued September 18, 2018, to Tyler Bartholomew, David Lindauer, Bill Anders and Brad Billman	Exhibit 4.1 to Form 10-12(g) filed on May 1, 2019
6.2	Form of 3% Promissory Note issued March 8, 2019, to the Owners of Infusionz LLC	Exhibit 4.2 to Form 10-12(g) filed on May 1, 2019
6.3	Promissory Note, issued to Infusionz, LLC on October 4, 2019 and effective as of October 4, 2019	Exhibit 4.1 to Form 8-K filed on October 15, 2019
6.4	Promissory Note, issued to Infusionz, LLC on October 4, 2019 and effective as of October 4, 2019	Exhibit 4.2 to Form 8-K filed on October 15, 2019
6.5	Asset Purchase Agreement by and between the Company and Viath, LLC, dated January 27, 2020	Exhibit 10.1 to Form 10-K filed on September 9, 2021
6.6	$125,000 10% Convertible Promissory Note, dated September 18, 2019, to JSJ Investments, Inc.	Filed herewith
6.7	$40,000 10% Convertible Promissory Note, dated January 14, 2020, to Geneva Roth Remark Holdings, Inc.	Filed herewith
6.8	$588,235.29 14% Senior Secured Convertible Promissory Note, dated March 17, 2021, to Leonite Holdings, LLC	Filed herewith
11. Consents
11.1	Consent of Independent Registered Public Accounting Firm	Filed herewith
11.2	Consent of Newlan Law Firm, PLLC	See Exhibit 12.1
12. Opinion re: Legality
12.1	Opinion of Newlan Law Firm, PLLC	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of For Lauderdale, State of Florida, on November 24, 2021.

GOLDEN DEVELOPING SOLUTIONS, INC.

By:	/s/ Stavros A. Triant
Stavros A. Triant
Chief Executive Officer (Principal Executive Officer),
President, Chief Financial Officer (Principal Financial
Officer), Secretary, Treasurer and Director

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Stavros A. Triant	November 24, 2021
Stavros A. Triant Chief Executive Officer (Principal Executive Officer), President, Chief Financial Officer (Principal Financial Officer), Secretary, Treasurer and Director

/s/ John Sosville	November 24, 2021
John Sosville Director